UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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General Dynamics Corporation

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March 31, 2006

Dear Shareholder:

You are cordially invited to the 2006 Annual Meeting of Shareholders of General Dynamics Corporation on Wednesday, May 3, 2006, beginning at 9:00 a.m. local time at the General Dynamics Corporation headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. The principal items of business at the meeting will be the election of directors and an advisory vote on the selection of the Company’s independent auditors. In addition, shareholders may bring matters before the meeting, as described in the accompanying Proxy Statement. Enclosed with the Proxy Statement are your proxy card and the 2005 Annual Report.

Your vote is important. Please carefully consider the matters to be presented. To ensure that your shares are represented at the meeting, we encourage you to complete and sign the accompanying proxy card and return it promptly in the envelope provided or to use the telephone or Internet voting systems. Kindly indicate whether you plan to attend the meeting so that we can send you an admission card.

Sincerely yours,

Nicholas D. Chabraja

Chairman of the Board of Directors and Chief Executive Officer

2941 Fairview Park Drive, Suite 100

Falls Church, VA 22042-4513

Notice of Annual Meeting of Shareholders to be held May 3, 2006

The 2006 Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation, will be held on May 3, 2006, beginning at 9:00 a.m. local time at the General Dynamics Corporation headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia, for the following purposes:

1.	to elect 12 directors to hold office for one year;

2.	to consider and vote on an advisory basis on the selection of the Company’s independent auditors;

3.	to consider and act upon the five shareholder proposals discussed in the accompanying Proxy Statement, if they are properly presented at the meeting; and

4.	to transact all other business that properly may come before the meeting or any adjournment or postponement of the meeting.

We are enclosing a copy of the 2005 Annual Report with this Notice and Proxy Statement.

The Board of Directors fixed the close of business on March 10, 2006, as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the 2006 Annual Meeting of Shareholders. It is important that your shares be represented and voted at the meeting. Please complete, sign and return your proxy card at your earliest convenience or use the telephone or Internet voting systems.

By Order of the Board of Directors,

David A. Savner

Secretary

Falls Church, Virginia

March 31, 2006

Proxy Statement

March 31, 2006

The Board of Directors of General Dynamics Corporation, a Delaware corporation (the “Company” or “General Dynamics”), is soliciting your proxy for use at the 2006 Annual Meeting of Shareholders to be held on May 3, 2006, beginning at 9:00 a.m. local time, and at any adjournment or postponement of the meeting (the “Annual Meeting”). This Proxy Statement, and the accompanying Notice of Annual Meeting of Shareholders and proxy card, are being forwarded on or about March 31, 2006, to holders of the Company’s common stock, par value $1.00 per share (the “Common Stock”).

Ta ble of Contents

Information Regarding Voting

On March 1, 2006, the Company declared a two-for-one stock split of the Common Stock in the form of a 100 percent stock dividend, payable on March 24, 2006, to shareholders of record at the close of business on March 13, 2006 (the “Stock Split”). All share amounts and per share prices with respect to the Common Stock in this Proxy Statement have been adjusted to reflect the Stock Split.

All shareholders of record at the close of business on March 10, 2006 (the “Record Date”), are entitled to vote their shares of Common Stock at the Annual Meeting. On the Record Date, the Company had issued and outstanding 403,026,308 shares of Common Stock after giving effect to the Stock Split.

Annual Meeting Attendance

Attending the Annual Meeting.    All shareholders are welcome to attend the Annual Meeting, whether you are casting votes in person or by proxy. To receive an admission card, mark the appropriate box on the proxy card or, if voting via the telephone or Internet voting systems, respond affirmatively when prompted regarding attendance. Shareholders without admission cards can register at the Annual Meeting.

Quorum.    The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the Record Date is considered a quorum for the transaction of business. If shareholders submit a properly completed proxy or appear at the Annual Meeting to vote in person, their shares of Common Stock will be considered present. For purposes of determining whether a quorum exists, directions to withhold authority to vote for any director, abstentions and broker non-votes will be counted as present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Annual Meeting may be adjourned.

Voting

Voting Procedures.    For each matter that is presented at the Annual Meeting, shareholders of record on the Record Date have one vote for each share of Common Stock held. For Common Stock that is registered in the name of a broker, bank or other nominee (stock that is commonly referred to as registered in “street name”), nominees will forward proxy materials to beneficial owners of those shares. The nominees will instruct the beneficial owners to provide voting instructions to the nominees. If voting instructions are provided by the beneficial owners, the nominees will vote the shares in accordance with these instructions. Shareholders may receive more than one proxy card if their shares are registered in different names or are held in more than one account.

The Northern Trust Company (“Northern Trust”) is the holder of record of the shares of Common Stock held in the General Dynamics Corporation 401(k) Savings and Stock Investment Plan (the “SSIP”) and the General Dynamics Corporation Hourly Employees’ Savings and Stock Investment Plan (the “Hourly SSIP”). Participants in these plans, as fiduciaries, have the right to instruct Northern Trust on how to vote the shares of Common Stock credited to their plan accounts on the Record Date. Northern Trust, as plan trustee, has the right to vote shares at its discretion for which it does not receive voting instructions from plan participants. To allow sufficient time for voting by Northern Trust, voting instructions with respect to SSIP and Hourly SSIP shares must be received by noon Eastern Time on May 1, 2006.

Shareholders of record may cast their vote by:

(i)	signing and dating each proxy card received and returning each proxy card using the prepaid envelope;
(ii)	calling 1-800-652-VOTE (1-800-652-8683), or outside the United States or Canada calling 1-781-575-2300, and following the instructions provided on the phone line;
(iii)	accessing www.computershare.com/expressvote and following the instructions provided online; or
(iv)	attending the Annual Meeting and voting by ballot.

The telephone and Internet voting systems will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on May 2, 2006. All shares represented by properly executed, completed and unrevoked proxies that are received on time will be voted at the Annual Meeting in accordance with the specifications made in the proxy. If a shareholder returns a proxy card but does not specifically direct the voting of shares, the proxy will be voted as follows:

(i)	FOR the election of directors as described in this Proxy Statement;
(ii)	FOR the selection of KPMG LLP (“KPMG”) as the independent auditors of the Company;
(iii)	AGAINST the five shareholder proposals described in this Proxy Statement; and
(iv)	in accordance with the judgment of the proxy holders for other matters that properly may come before the Annual Meeting.

Revoking a Proxy.    A shareholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by:

(i)	sending written notice of revocation to the Corporate Secretary of the Company;
(ii)	submitting another proxy card that is dated later than the original proxy card;
(iii)	re-voting by using the telephone or Internet voting systems; or
(iv)	attending the Annual Meeting and voting by ballot.

The Corporate Secretary of the Company must receive notice of revocation, or a subsequent proxy card, before the vote at the Annual Meeting for a revocation to be valid. Revocation of proxies for shares held in “street name” must be made through the appropriate nominee.

Vote Required; Effect of Withholding Authority and Abstentions.

Proposal 1 – Election of the Board of Directors.    Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. You may vote for or withhold your vote from any or all nominees. The 12 nominees who receive the most votes that are properly cast at the Annual Meeting will be elected. Consequently, a shareholder’s direction to withhold authority to vote for any nominee will result in a nominee receiving fewer votes for his or her election. If a nominee is elected as a director by a plurality of votes cast, but receives more “withheld” votes than “for” votes the nominee will be required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee in accordance with the majority voting standard adopted by the Board of Directors of the Company. The full text of the majority voting standard appears on page 39 of this Proxy Statement under the “Shareholder Proposal – Majority Vote Standard for Election of Directors” caption.

Proposal 2 – Selection of Independent Auditors.    The approval of proposal 2 requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. You may vote for, vote against or abstain from voting on this matter. Abstentions will have the effect of a vote against this proposal.

Proposals 3 through 7 – Shareholder Proposals.    The approval of proposals 3 through 7 requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on each proposal. You may vote for, vote against or abstain from voting on these matters. Abstentions on any proposal will have the effect of a vote against the proposal.

Nominee/Broker Non-Vote.    A broker non-vote occurs when a nominee does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner. Nominees have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the election of directors and the advisory vote on the selection of KPMG as the independent auditors of the Company addressed by proposals 1 and 2 in this Proxy Statement. On non-routine matters, such as the shareholder proposals described in proposals 3 through 7 in this Proxy Statement, nominees do not have discretion to vote shares without instructions from beneficial owners and thus are not “entitled to vote” on such proposals. The result is a broker non-vote for those shares.

Voting Tabulation.    Representatives of IVS Associates Inc. will tabulate the vote at the Annual Meeting.

Proxy Solicitation.    The Board of Directors of the Company is soliciting proxies from shareholders. Directors, officers and other employees of the Company may participate in soliciting proxies from the shareholders of the Company by mail, e-mail, telephone, facsimile or in person. In addition, Innisfree M&A Incorporated (“Innisfree”), 501 Madison Avenue, New York, New York, is soliciting brokerage firms, dealers, banks, voting trustees and their nominees.

The Company will pay Innisfree approximately $15,000 for soliciting proxies for the Annual Meeting and will reimburse brokerage firms, dealers, banks, voting trustees, their nominees and other record holders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the Common Stock. The Company will not provide compensation, other than their usual compensation, to directors, officers and other employees who participate in soliciting proxies.

Retiring from the Board of Directors

Lester Crown

Lester Crown will not stand for re-election at the 2006 Annual Meeting. A
32-year member of the Board, Lester Crown has also served General Dynamics as Chairman of Material Service Corporation since 1970 and as Executive Vice President for the Resources group from 1970 until his retirement as an executive of the Company in 1993. The Company and the Board appreciate his many years of dedicated service and valuable counsel.

Election of the Board of Directors of the Company

(Proposal 1)

There are 12 nominees standing for election to the Board of Directors this year. The biographical information for the nominees is provided below. Each nominee elected as a director will hold office until the next annual meeting and until his or her respective successor is elected and qualified or until his or her earlier death, removal or resignation. In the event that any nominee withdraws or for any reason is unable to serve as a director, the Company will vote your proxy for any remaining nominees (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Nominating and Corporate Governance Committee of the Board of Directors.

Nicholas D. Chabraja, 63, director since 1994.

Chairman and Chief Executive Officer of the Company since June 1997. Vice Chairman from December 1996 to May 1997. Executive Vice President from March 1994 to December 1996. Director of Ceridian Corporation.

James S. Crown, 52, director since 1987.

President of Henry Crown and Company (diversified investments) since 2002. Vice President of Henry Crown and Company from 1985 to 2002. Director of J.P. Morgan Chase & Co. and Sara Lee Corporation.

William P. Fricks, 61, director since 2003.

Chairman and Chief Executive Officer of Newport News Shipbuilding Inc. from 1997 to 2001. Chief Executive Officer and President of Newport News Shipbuilding Inc. from 1995 to 1996.

Charles H. Goodman, 72, director since 1991. Vice Chairman of Henry Crown and Company (diversified investments) since 2002. Vice President of Henry Crown and Company from 1973 to 2002.

Jay L. Johnson, 59, director since 2003.

Executive Vice President of Dominion Resources, Inc. (electric and gas services) and President and Chief Executive Officer of Dominion Delivery since December 2002. Senior Vice President of Dominion Energy, Inc. from 2000 to 2002. Retired Admiral, U.S. Navy. Chief of Naval Operations from 1996 to 2000.

George A. Joulwan, 66, director since 1998.

Retired General, U.S. Army. Supreme Allied Commander, Europe, from 1993 to 1997. Commander-in-Chief, Southern Command, from 1990 to 1993. President of One Team, Inc. (consulting) since 1999. Adjunct Professor at the National Defense University from 2001 to 2005. Olin Professor, National Security at the U.S. Military Academy at West Point from 1998 to 2000.

Paul G. Kaminski, 63, director since 1997.

Under Secretary of U.S. Department of Defense for Acquisition and Technology from 1994 to 1997. Chairman and Chief Executive Officer of Technovation, Inc. (consulting) since 1997. Senior Partner of Global Technology Partners, LLC (investment banking) since 1998. Director of Anteon International Corporation.

John M. Keane, 63, director since 2004.

Retired General, U.S. Army. Vice Chief of Staff of the Army from 1999 to 2003. President of GSI, LLC (consulting) from 2004 to 2005. Senior Managing Director of Keane Advisors, LLC (consulting) since 2005. Member of the Department of Defense Policy Board. Director of MetLife, Inc.

Deborah J. Lucas, 47, director since 2005.

Donald C. Clark Household International Distinguished Professor of Finance at Northwestern University’s Kellogg School of Management since 1996. Chief Economist at the Congressional Budget Office from 2000 to 2001. Director of Anthracite Capital, Inc. since 2005. Appointed to the Board in December 2005, Deborah J. Lucas was recommended as a director nominee by the Nominating and Corporate Governance Committee. Ms. Lucas was initially identified to the committee by the Chief Executive Officer and another executive officer of the Company who was chosen by the committee to assist with the director selection process.

Lester L. Lyles, 59, director since 2003.

Retired General, U.S. Air Force. Commander of the Air Force Materiel Command from 2000 to 2003. Vice Chief of Staff of the Air Force from 1999 to 2000. Director of MTC Technologies, Inc. and DPL Inc.

Carl E. Mundy, Jr., 70, director since 1998.

Retired General, U.S. Marine Corps. Commandant of the Marine Corps from 1991 to 1995. President and Chief Executive Officer of the World USO from 1996 to 2000. Member of the Advisory Committee to the Comptroller General of the United States since 2001. Chairman of the Marine Corps University Foundation since 1995. Director of Schering-Plough Corporation.

Robert Walmsley, 65, director since 2004.

Retired Vice Admiral, Royal Navy. Chief of Defence Procurement for the United Kingdom Ministry of Defence from 1996 to 2003. Senior Advisor to Morgan Stanley & Co. Limited (investment banking) since February 2004. Director of British Energy Group plc, Cohort plc and EDO Corporation.

Based on its Bylaws and Corporate Governance Guidelines, the Company’s general policy is not to nominate individuals for election to its Board of Directors who have reached the age of 72. However, the Nominating and Corporate Governance Committee recommended and the Board unanimously requested that Charles H. Goodman stand for re-election. The Board took this action in recognition of the continued valuable counsel and insight that Mr. Goodman provides to the Board, including his role as chair of the Benefit Plans and Investment Committee. If elected by the shareholders, Mr. Goodman has agreed to serve as a director.

The Company’s Bylaws specify that the number of directors will be not less than five nor more than 15, as fixed from time to time by the Board. The size of the Board is currently set at 13 members, but will be reduced to 12 members upon the retirement of Lester Crown from the Board. Directors elected at the Annual Meeting will hold office until the 2007 annual meeting of shareholders and until their respective successors are elected and qualified or until their earlier death, removal or resignation.

The Board of Directors unanimously recommends that you vote FOR all of the director nominees listed above.

Governance of the Company

Board of Directors

The Board of Directors oversees the Company’s business and affairs pursuant to the General Corporation Law of the State of Delaware and the Company’s Certificate of Incorporation and Bylaws. The Board is the ultimate decision-making body of the Company, except on those matters reserved to the shareholders.

Corporate Governance Guidelines

The Board believes that a commitment to good corporate governance enhances shareholder value. To that end, the Board has adopted governance policies and processes to ensure effective governance of the Board and the Company. These governance policies, which were adopted by the Board of Directors at the recommendation of the Nominating and Corporate Governance Committee, are embodied in the General Dynamics Corporate Governance Guidelines. The guidelines are available on the Company’s website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request. The Board of Directors benchmarks the Corporate Governance Guidelines against the best practices of other public companies and considers suggestions made by various groups active in corporate governance. Further, the Board regularly re-evaluates the guidelines to ensure compliance with the rules and regulations of governmental authorities and the New York Stock Exchange. The Board may modify existing policies or adopt new policies to comply with new legislation and rule changes made by the Securities and Exchange Commission or the New York Stock Exchange.

Majority Voting Standard for Director Elections

On March 1, 2006, the Board of Directors unanimously approved an amendment to the Corporate Governance Guidelines that establishes a majority voting standard for director elections. Under the amended Corporate Governance Guidelines, any director nominee who receives more “withheld” votes than “for” votes in an uncontested election will be required to promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee of the Board. The committee will consider the best interests of the Company and its shareholders and promptly recommend to the Board whether to accept the tendered resignation or take some other action. The Board will act on the committee’s recommendation within 90 days following the uncontested election and will disclose its decision via a filing with the Securities and Exchange Commission. The full text of the majority voting standard appears on page 39 of this Proxy Statement under the “Shareholder Proposal – Majority Vote Standard for Election of Directors” caption.

Codes of Ethics

Since the inception of a formal ethics program in 1985, the Board of Directors and management have devoted significant time and resources to maintaining an active and robust ethics program at the Company. Since 1985, the Company has had a Standards of Business Ethics and Conduct handbook that applies to all employees. As the Company has grown over the years, this handbook has been updated and improved on a regular basis. The Company’s ethics program also includes a 24-hour ethics hotline, which employees can call to communicate any business ethics-related concerns, and periodic training on ethics and compliance topics for all employees.

The Company has also adopted two additional ethics codes specifically applicable to the Company’s financial professionals and the Board of Directors. The Code of Ethics for Financial Professionals applies to the Company’s chief executive officer, chief financial officer, controller and any person performing similar financial functions for the Company. It supplements the Standards of Business Ethics and Conduct handbook. In addition, there is a Code of Conduct for Members of the Board of Directors that embodies the Board’s commitment to manage the Company’s business in accordance with the highest standards of ethical conduct.

Copies of the Standards of Business Ethics and Conduct handbook, Code of Ethics and Code of Conduct are available on the Company’s website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request. The Company will disclose on its website any amendments to or waivers from its Standards of Business Ethics and Conduct, Code of Ethics or Code of Conduct, on behalf of any executive officer, financial professional or director of the Company.

Director Independence

The Board of Directors assesses the independence of the Company’s directors, and examines the nature and extent of any relationships between the Company and its directors, their families and their affiliates. To be considered independent, the Board must determine that a director does not have any direct or indirect material relationship with the Company. The Board has established director independence guidelines (the “Director Independence Guidelines”) as part of the Corporate Governance Guidelines to assist in determining director independence in accordance with the rules of the New York Stock Exchange. The Director Independence Guidelines provide that an “independent director”:

(a)	is not an employee, nor has an immediate family member who is an executive officer, of the Company;

(b)	does not receive, nor has an immediate family member who receives, any direct compensation from the Company, other than director and committee fees;

(c)	does not receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company, other than director and committee fees;

(d)	is not, nor has an immediate family member who is, employed as an executive officer of another company where any executive officer of the Company serves on the compensation committee;

(e)	is not affiliated with or employed by, nor has an immediate family member affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company;

(f)	except as otherwise provided in (g) below, is not an executive officer or an employee, nor has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2 percent of the revenues of such company; and

(g)	is not a director, trustee or executive officer of a charitable organization which, in any single fiscal year, receives contributions from the Company in an amount which exceeds the greater of $1 million or 2 percent of the revenues of such organization.

For purposes of the Director Independence Guidelines, the term “the Company” includes any subsidiary and the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

The Board of Directors affirmatively determined that, other than the Chief Executive Officer, each nominee to the Board qualifies as an “independent” director in accordance with the rules of the New York Stock Exchange and the Director Independence Guidelines. Specifically, none of the nominees that qualify as independent have a business, financial or other type of relationship with the Company (other than as a director or shareholder of the Company), except for relationships that are immaterial. The Board considered that in the ordinary course of business the Company may sell products and services to, or purchase products or services from, companies for which a nominee provides consulting services, serves as a director (but not an officer) of the company, or directly or indirectly owns a minority interest. The Board found that none of these relationships impaired the independence of the nominees.

Board Meetings and Attendance

During 2005, the Board of Directors held eight meetings. One of these was a three-day meeting with senior management of the Company to review the strategic plan of each of the Company’s business units, and for the Company as a whole. Each director that served on the Board throughout 2005 attended 100 percent of the meetings of the Board and the committees on which he or she served. The Company encourages directors to attend each meeting of shareholders. For the 2005 annual meeting of shareholders, all directors then on the Board were in attendance.

Executive Sessions of the Board

Executive sessions of the non-employee directors are held in conjunction with all regularly scheduled Board meetings. In addition, the non-employee directors may meet without management present at other times as desired by the non-employee directors. The chairs of the five standing committees rotate as presiding director at these executive sessions.

Board Committees

The Board of Directors has five standing committees, described below. Currently, all Board committees are composed of independent, non-employee directors. The charters for these committees are available on the Company’s website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request.

Audit Committee.    This committee provides oversight on accounting, financial reporting, internal control, auditing and regulatory compliance activities. It also selects and evaluates the Company’s independent auditors and evaluates their independence. In addition, this committee reviews the Company’s audited financial statements with management and the independent auditors, recommends to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K and prepares a report to shareholders that is included in the Company’s proxy statement. This committee held 11 meetings in 2005. The Board of Directors has determined that Mr. Fricks, the chair of the Audit Committee, is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Benefit Plans and Investment Committee.    This committee reviews and monitors the investment, safekeeping and performance of the assets of all employee benefit plans (other than multi-employer plans) of the Company and its subsidiaries. This committee held three meetings in 2005.

Compensation Committee.    This committee evaluates the performance of the chief executive officer and other officers and reviews and approves their compensation. This committee also establishes and monitors overall compensation programs and policies for the Company, including approving and administering all incentive compensation plans. In addition, it establishes, reviews and monitors succession plans for the chief executive officer and the other officers. The Compensation Committee held four meetings in 2005.

Nominating and Corporate Governance Committee.    This committee evaluates Board and management effectiveness and develops and recommends corporate governance guidelines that comply with legal and regulatory requirements. It identifies qualified individuals to serve as directors and recommends the director nominees proposed either for election at the annual meeting of shareholders or to fill vacancies and newly created directorships between annual meetings. This committee held four meetings in 2005.

Director Nominations.    The Nominating and Corporate Governance Committee identifies director nominees from various sources. In assessing potential nominees, the committee considers the character, background and professional experience of candidates. All director nominees should possess good judgment and an inquiring and independent mind. Prior government service or familiarity with the issues affecting defense and aerospace businesses are among the relevant criteria. All director nominees must have a reputation for the highest personal and professional ethics and integrity. They must be willing to devote sufficient time and effort to carrying out their responsibilities effectively and should be committed to serving on the Board for an extended period. In addition, they must meet the definition of an “independent” director in accordance with the rules of the New York Stock Exchange and the Director Independence Guidelines. The committee carefully considers any conflicts of interest.

The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders. To recommend a qualified person to serve on the Board of Directors, a shareholder should write to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The written recommendation must contain (i) all information for each director nominee required to be disclosed in a proxy statement by the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) the name and address of the shareholder making the recommendation, and the number of shares owned and the length of ownership; (iii) a statement as to whether the director nominee meets the criteria for independence under the rules of the New York Stock Exchange and the Director Independence Guidelines; (iv) a description of all arrangements or understandings, and the relationship between the shareholder and the director nominee, as well as any similar arrangement, understanding or relationship between the director nominee or the shareholder and the Company; and (v) the written consent of each director nominee to serve as a director if elected. The committee will consider and evaluate persons recommended by shareholders in the same manner as it considers and evaluates potential directors identified by the Company.

Planning and Business Development Committee.    This committee reviews and assesses the Company’s business plans and business development activities, including major new program initiatives, enabling technology, and international and government relations activities. This committee held four meetings in 2005.

Committee Members.    The current members of each of the five standing committees are listed below, with the chair appearing first:

Audit	Benefit Plans and Investment	Compensation	Nominating and Corporate Governance	Planning and Business Development
William P. Fricks James S. Crown John M. Keane Deborah J. Lucas Lester L. Lyles Carl E. Mundy, Jr.	Charles H. Goodman Lester Crown William P. Fricks Paul G. Kaminski John M. Keane Deborah J. Lucas	George A. Joulwan James S. Crown William P. Fricks Charles H. Goodman Jay L. Johnson Lester L. Lyles	James S. Crown Jay L. Johnson George A. Joulwan Carl E. Mundy, Jr. Robert Walmsley	Paul G. Kaminski Lester Crown Jay L. Johnson George A. Joulwan John M. Keane Lester L. Lyles Robert Walmsley

Communications with the Board

Any shareholder or other interested party who has a concern or inquiry about the conduct of the Company may communicate directly with the Company’s non-employee directors or the full Board. Communications may be confidential or anonymous. Communications should be submitted in writing to the chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The Corporate Secretary will receive and process all written communications and will refer all substantive communications to the chair of the Nominating and Corporate Governance Committee. The chair of the Nominating and Corporate Governance Committee will review and, if necessary, investigate and address all such communications and will report the status of these communications to the non-employee directors or the full Board on a quarterly basis.

Employees of the Company and other interested parties may also communicate concerns or complaints about the Company’s accounting, internal accounting controls or auditing matters directly to the Audit Committee. Communications may be confidential or anonymous, and they can be submitted in writing or reported by telephone. Written communications should be submitted to the chair of the Audit Committee in care of the Ethics Officer of the Company at the address in the preceding paragraph. Employees of the Company can call via a toll-free hotline number that is provided to all employees. The Ethics Officer will review, investigate and address any concerns or complaints unless the Audit Committee instructs otherwise. The Ethics Officer will report the status of all concerns and complaints to the Audit Committee on a quarterly basis, or more frequently as determined by the committee. The Audit Committee may also direct that matters be presented to the full Board, and the committee may direct special treatment of any concern or complaint addressed to it, including the retention of outside advisors or counsel.

Director Compensation

The Company compensates each director, except Mr. Chabraja, for service on the Board of Directors. Director compensation includes the following:

Annual Retainer	$40,000

Committee Chair Additional Annual Retainer	$5,000

Attendance Fees	$2,000 for each meeting of the Board of Directors; $1,500 for each meeting of any committee; and $2,000 per day for attending strategic or financial planning meetings sponsored by the Company

Annual Equity Award	Approximately $93,300 on the date of award

Non-employee directors have the option of receiving all or part of their annual retainers in the form of Common Stock. In addition, the annual equity award is allocated between non-statutory stock options and restricted stock in the same ratio as options and restricted stock are allocated to employees who participate in the General Dynamics Corporation Equity Compensation Plan (the “Equity Compensation Plan”).

In addition to the compensation listed above, and in light of the travel required by service on the Board, each director is provided accidental death and dismemberment insurance coverage. Directors also are reimbursed for costs and expenses incurred in connection with their attendance at director education programs sponsored by educational and other institutions.

Director Orientation and Continuing Education

The General Counsel and the Chief Financial Officer of the Company provide an orientation for new directors and periodically provide materials and briefing sessions for all directors on subjects that assist them in discharging their duties. Within six months of election to the Board, each new director spends a day at the Company’s headquarters for a briefing on the Company’s strategic plans; significant financial, accounting and risk management matters; and key policies and practices. At this orientation a new director also receives briefings on the responsibilities, duties and activities of the committees on which the director will serve. Annually, the Board holds a three-day meeting with senior management of the Company to review the strategic plan of each of the Company’s business units, and the Company as a whole. In addition, directors have the opportunity to visit the Company’s business units. These visits allow the directors to interact with a broader group of Company executives and employees and gain a first-hand view of the Company’s operations. All directors are encouraged to attend director continuing education programs sponsored by educational and other institutions.

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Audit Committee Report

The Audit Committee of the Board of Directors has furnished the following report.

The Audit Committee has six directors who are neither officers nor employees of the Company, and who meet the current independence requirements of the New York Stock Exchange and Rule 10A-3 of the Exchange Act. The members of the Audit Committee are William P. Fricks (chair), James S. Crown, John M. Keane, Lester L. Lyles, Carl E. Mundy, Jr. and Deborah J. Lucas (who was appointed to the Audit Committee in December 2005). The Board has determined that Mr. Fricks is an “audit committee financial expert” as defined by the Securities and Exchange Commission in Item 401(h) of Regulation S-K. The Audit Committee is governed by a written charter approved by the Board. In accordance with that charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee held 11 meetings in 2005.

The Audit Committee has reviewed and discussed with management and KPMG, the Company’s independent auditors for 2005, the Company’s audited financial statements as of December 31, 2005, and for the year ending on that date. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company’s independent auditors are responsible for auditing those financial statements and for expressing an opinion on the conformity of those audited financial statements with GAAP. The Audit Committee also has reviewed and discussed with management, the internal auditors and KPMG, management’s report, and KPMG’s report and attestation, on the operating effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. In addition, the Audit Committee has received and reviewed the written disclosures from KPMG required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended. The Audit Committee also has discussed with KPMG its independence and the compatibility of non-audit services with maintaining KPMG’s independence. Based on the foregoing discussions and reviews, the Audit Committee has satisfied itself as to the independence of KPMG.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

This report is submitted by the Audit Committee.

William P. Fricks, chair
James S. Crown
John M. Keane
Deborah J. Lucas
Lester L. Lyles
Carl E. Mundy, Jr.

February 28, 2006

The following Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation.

Members of the Compensation Committee

The Compensation Committee has six directors who are neither officers nor employees of the Company, and who meet the independence requirements of the New York Stock Exchange. The members of the Compensation Committee are George A. Joulwan (chair), James S. Crown, William P. Fricks, Charles H. Goodman, Jay L. Johnson and Lester L. Lyles. All of the directors on the Compensation Committee qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Compensation Philosophy

The Company’s compensation program is designed to attract, retain and motivate officers, key employees and non-employee directors, and to provide them incentives to enhance the growth and profitability of the Company. The program is designed to reward individual and collective performance and to create incentives both for operating performance in the current year and for the long-term benefit of the Company’s business, closely aligning the interests of management with the interests of shareholders.

Components of the Compensation Program

The compensation program has three parts: (i) a base salary payable in cash; (ii) an annual performance-based bonus, which is payable in most instances in cash; and (iii) an equity-based incentive award. To set the base salary for each executive officer, the Compensation Committee refers to prevailing market rates for persons holding similar positions in comparable companies. The Compensation Committee determines the bonus for each executive officer based on individual, business unit and Company-wide performance for the prior year, using performance goals that are set at the beginning of each year as the benchmark. Finally, the Compensation Committee designs a long-term, equity-based incentive package for each executive officer in order to align the interests of the individual with the interests of shareholders. Together, these three components create the opportunity for each executive officer to be compensated at competitive levels in relation to industry peers.

Performance Goals

Each executive officer approves performance goals for the managers reporting to him or her. Senior management, as a group, establishes Company and business unit performance goals. These performance goals are then reviewed and adjusted, as appropriate, by the Board of Directors. Designed to contribute to shareholder value, the Company goals include orders, sales, earnings from continuing operations, return on sales, earnings per share, free cash flow from operations, backlog, sales per employee and return on invested capital. The business unit goals include earnings before interest and taxes (EBIT) and business unit cash flow, as well as other financial and programmatic goals tailored to the individual business unit.

For 2005, the Company met or exceeded all of its stated financial and operating goals. In addition, the Company’s 2005 performance exceeded its 2004 performance for each of the financial metrics listed in the table below:

Company Performance

2005 vs. 2004

(Dollars in millions except per share and per employee amounts)

	2005 Actual	2004 Actual	2005 vs. 2004
Orders	$ 22,424	$ 19,604	+14.4%

Sales	$ 21,244	$ 19,119	+11.1%

Earnings from Continuing Operations	$ 1,468	$ 1,205	+21.8%

Return on Sales	6.9%	6.3%	+ 9.6%

Earnings Per Share – Diluted (a)	$ 3.63	$ 2.99	+21.4%

Free Cash Flow from Operations (b)	$ 1,777	$ 1,536	+15.7%

Total Backlog	$ 42,429	$ 42,007	+ 1.0%

Sales Per Employee	$299,400	$283,200	+ 5.7%

Return on Invested Capital (c)	15.0%	13.4%	+11.9%
(a)	Earnings per share amounts have been adjusted to reflect the Stock Split.
(b)	The most directly comparable GAAP measure to free cash flow from operations is net cash provided by operating activities. Management defines free cash flow from operations as net cash provided by operating activities less capital expenditures. For 2005, free cash flow from operations equals net cash provided by operating activities of $2,056 less capital expenditures of $279. For 2004, free cash flow from operations equals net cash provided by operating activities of $1,800 less capital expenditures of $264.
(c)	The Company calculates return on invested capital as net operating profit after taxes divided by the sum of average debt and shareholders’ equity for the year. Net operating profit after taxes is defined as earnings from continuing operations plus after-tax interest expense plus after-tax amortization expense. Return on invested capital for 2005 and 2004 is calculated as follows:

	2005	2004
Earnings from continuing operations	$1,468	$1,205
After-tax interest expense	108	106
After-tax amortization expense	71	63

Net operating profit after taxes	$1,647	$1,374
Average debt and equity	$10,970	$10,253

Return on invested capital	15.0%	13.4%

Base Salary

In setting the annual compensation of executive officers, the Compensation Committee reviews the base salaries, bonuses and long-term incentives awarded by peer companies to their executive officers. Each year the Compensation Committee reviews compensation surveys produced by outside consultants. These surveys include many of the companies within the Standard & Poor’s® Aerospace & Defense Index. The Compensation Committee generally sets base salaries for executive officers at the 50th percentile (mid-point) of market as shown in the survey data.

Performance-Based Bonus

The Compensation Committee’s philosophy is to predicate an individual’s total cash compensation on the achievement of annual performance goals. Accordingly, an executive’s bonus will reflect the achievement of goals established for the individual, his or her business unit and the Company as a whole. Where all of these goals are met, an executive’s bonus will be set so that the executive’s aggregate cash compensation will generally be at or below the 75th percentile of compensation for positions at the same level at comparable companies.

Equity-Based Compensation

The Compensation Committee uses equity-based compensation to focus executives on achieving increased shareholder value for the Company on a long-term basis. Long-term compensation consists of stock options and restricted stock. Grants of stock options and restricted stock are awarded to executives pursuant to the Equity Compensation Plan.

Stock options may be granted either as incentive stock options, intended to qualify under Section 422 of the Internal Revenue Code, or as options not qualified under Section 422 of the Internal Revenue Code. All options are issued with an exercise price equal to the fair market value of the Common Stock on the date of grant. No option may be exercised more than five years after the grant date. In addition, no one participant can be granted in any calendar year an award of options to purchase more than 1,000,000 shares of Common Stock.

A grant of restricted stock is an award of shares of Common Stock that are subject to such restrictions as the Compensation Committee may determine. Until the end of the applicable period of restriction, a participant may not sell, transfer, pledge, assign or otherwise alienate the restricted shares. During the period of restriction, however, the recipient of restricted stock may vote the shares awarded and will be entitled to the payment of dividends and other distributions on the shares from the date the award is made. No one participant can be granted in any calendar year an award of more than 200,000 shares of restricted stock.

The Compensation Committee believes that the five-year expiration period for stock options and the restriction period for the restricted stock awards motivate plan participants to make timely decisions to enhance the growth and profitability of the Company. In addition, the Compensation Committee believes that the combination of stock option awards and restricted stock awards granted to executives as a component of their total compensation, when considered in conjunction with the Company’s stock ownership policy for executives, strongly aligns the interests of management with the interests of shareholders.

Stock Ownership Policy for Executives

The Company’s policy for executive stock ownership generally requires executives to retain all shares of Common Stock issued to them pursuant to the Company’s equity compensation plans. In place since the early 1990s, this policy aligns the interests of executives with those of shareholders and promotes good governance. The policy is tailored to reflect the various roles and responsibilities of the executives of the Company. The chief executive officer must retain outright ownership of Common Stock worth 25 times his base salary. Executive vice presidents and senior vice presidents must retain outright ownership of Common Stock worth 10 times their respective base salaries. Vice presidents must retain outright ownership of Common Stock worth eight times their respective base salaries.

2005 Equity-Based Compensation Awards

Equity-based compensation for the Company’s executive officers is a multiple of the sum of the executive’s total base salary and performance-based bonus. The multiple is based on industry compensation surveys of the ratio of long-term incentives to cash compensation that peer companies award to their executives. In general, the ratio of long-term compensation to cash compensation for the Company’s executives is in the middle range of such ratios for peer companies.

On March 2, 2005, the Compensation Committee granted stock options that are exercisable at $52.65 (the fair market value of the Common Stock on the date of grant as adjusted to reflect the Stock Split). Fifty percent of these stock options will become exercisable beginning on March 2, 2006. The balance of these stock options will become exercisable beginning on March 2, 2007. These stock options have a term of five years and will expire on March 1, 2010. On March 2, 2005, the Compensation Committee also granted shares of restricted stock. The restrictions on this stock will lapse on January 2, 2009.

Compensation of the Chief Executive Officer

In 2005, Mr. Chabraja received a base salary of $1,300,000 for his services as Chairman and Chief Executive Officer of the Company. In establishing Mr. Chabraja’s bonus for 2005, the Compensation Committee considered Mr. Chabraja’s individual performance, the strong performance of the Company during 2005 and the strong performance of the Company under Mr. Chabraja’s nine-year leadership of the Company. Specifically, the Compensation Committee recognized that for 2005 the Company met or exceeded its goals for orders, sales, earnings from continuing operations, return on sales, earnings per share, free cash flow from operations, backlog, sales per employee and return on invested capital. The Compensation Committee also acknowledged Mr. Chabraja’s leadership in maintaining management’s focus on earnings, cash flow and return on invested capital. In addition, the Compensation Committee recognized that under Mr. Chabraja’s leadership, the Company’s sales have grown five-fold, its market capitalization has grown four-fold, its earnings per share have grown at an annual compound rate of 14.5 percent and its annual total return to shareholders has averaged 15.8 percent.

The following table reflects information that was reviewed by the Compensation Committee with respect to the Company’s performance during 2005 and during Mr. Chabraja’s tenure as Chairman and Chief Executive Officer. In recognition of the exceptional, sustained performance of the Company and Mr. Chabraja’s individual performance, Mr. Chabraja earned a bonus of $3,000,000 for 2005.

Nine-Year Company Performance

(Dollars in millions except per share and per employee amounts)

	1996 (a)	2005	Total Increase	Annual Average
Sales	$ 3,581	$ 21,244	+493%	+21.9%

Earnings from Continuing Operations	$ 270	$ 1,468	+444%	+20.7%

Earnings Per Share – Diluted (b)	$ 1.07	$ 3.63	+240%	+14.5%

Free Cash Flow from Operations (c)	$ 219	$ 1,777	+711%	+26.2%

Total Employees	23,100	72,159	+212%	+13.5%

Sales Per Employee	$155,500	$299,400	+ 93%	+ 7.6%

Share Price (b)	$ 17.69	$ 57.03	+222%	+13.9%

Total Return to Shareholders			+273%	+15.8%

Market Capitalization	$ 4,465	$ 22,833	+411%	+19.9%
(a)	Reflects amounts as reported in the Company’s 1996 Annual Report on Form 10-K. These amounts were subsequently restated as a result of the 1999 pooling-of-interests acquisition of Gulfstream Aerospace Corporation.
(b)	Earnings per share and share price amounts have been adjusted to reflect the Stock Split.
(c)	The most directly comparable GAAP measure to free cash flow from operations is net cash provided by operating activities. Management defines free cash flow from operations as net cash provided by operating activities less capital expenditures. For 1996, free cash flow from operations equals net cash provided by operating activities of $294 (excluding cash flows from marketable securities of $742) less capital expenditures of $75. For 2005, free cash flow from operations equals net cash provided by operating activities of $2,056 less capital expenditures of $279.

The Compensation Committee determined further that Mr. Chabraja’s 2005 base salary and bonus were appropriate when compared to market data and the base salaries and bonuses of other chief executive officers of companies within the Standard & Poor’s® Aerospace & Defense Index, particularly in light of the Company’s excellent performance. During the overall period of Mr. Chabraja’s tenure, the Company has outperformed the largest of these companies in terms of return on sales and cash flow as a percentage of sales. The Compensation Committee also determined that Mr. Chabraja’s 2005 base salary and bonus were appropriate in relation to the base salaries and bonuses of other chief executive officers within Fortune 500® companies of similar size.

Review of All Components of Compensation

The Compensation Committee found the compensation for each executive officer to be reasonable. The committee used a tally sheet to review all components of compensation for the Chief Executive Officer and the next four most-highly compensated executive officers of the Company, including salary, bonus, equity-based compensation, accumulated realized and unrealized stock option and restricted stock gains, the cost to the Company of all perquisites, payout obligations under the Company’s qualified and non-qualified retirement plans and, if applicable, payout scenarios under individual retirement agreements.

Tax Limitations on the Deductibility of Executive Compensation

The Internal Revenue Code imposes a $1,000,000 annual limitation on the amount that the Company may deduct for compensation paid to the Chief Executive Officer and the next four most-highly compensated executive officers of the Company, except that “performance-based compensation” (as defined in the Internal Revenue Code) is excluded from the $1,000,000 limitation. Long-term compensation equity grants are generally intended to meet the applicable requirements for “performance-based compensation.”

Other Government Limitations

The Company’s compensation program is designed to increase shareholder value, but the Company must do so in a cost-effective manner for its U.S. government customers. Federal law imposes a cap on the executive compensation costs that may be charged to certain U.S. government contracts. With respect to the Company’s U.S. government contracts that are covered by the cost cap, the Company charges only compensation that is in compliance with the cap.

This report is submitted by the Compensation Committee.

George A. Joulwan, chair
James S. Crown
William P. Fricks
Charles H. Goodman
Jay L. Johnson
Lester L. Lyles

February 28, 2006

Equity Compensation Plan Information

The following table provides information as of December 31, 2005, with respect to Common Stock that may be issued under the Company’s equity compensation plans. The information set forth in the following table and accompanying footnotes regarding share amounts and per share prices has been adjusted to reflect the Stock Split.

	(A)	(B)	(C)
Plan category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by shareholders	18,032,228	$43.385	30,154,028

Equity compensation plans not approved by shareholders	0	0	0

Total (a)	18,032,228	$43.385	30,154,028
(a)	As of December 31, 2005, there were 61,616 stock options available for exercise with a weighted-average price of $22.075 in equity compensation plans assumed by the Company in connection with its acquisition of Gulfstream Aerospace Corporation in 1999. No additional awards or grants may be made under those plans.

Five-Year Historical Performance

The following performance graph compares the cumulative total return to shareholders on the Common Stock, assuming reinvestment of dividends, with similar returns for the Standard & Poor’s® 500 Index and the Standard & Poor’s® Aerospace & Defense Index, both of which include the Company.

Executive Compensation

2005 Named Executive Officers

NICHOLAS D. CHABRAJA	Chairman and Chief Executive Officer

MICHAEL J. MANCUSO	Senior Vice President and Chief Financial Officer

GERARD J. DEMURO	Executive Vice President and Group Executive, Information Systems and Technology

DAVID A. SAVNER	Senior Vice President, General Counsel and Secretary

BRYAN T. MOSS	Executive Vice President and Group Executive, Aerospace

2005 Compensation Highlights

(a)	Reflects awards of restricted stock, as well as performance-based adjustments during 2005 to prior awards of restricted stock.
(b)	Stock options potential value assumes a 5 percent annual stock price appreciation for the option term. See the “Option Grants in Last Fiscal Year” table on page 26.

Summary Compensation

The following table shows a summary of the aggregate compensation paid by the Company to the Chief Executive Officer and the next four most-highly compensated executive officers of the Company for services rendered to the Company and its subsidiaries for 2005, 2004 and 2003. The table also includes compensation data for Arthur J. Veitch, who would have been among the most-highly compensated executive officers but for the fact that he was not serving as an executive officer of the Company as of December 31, 2005. The Chief Executive Officer, the next four most-highly compensated executive officers and Mr. Veitch are collectively referred to as the “Named Executive Officers.” The information set forth in the following table and accompanying footnotes regarding share amounts and per share prices has been adjusted to reflect the Stock Split.

Summary Compensation Table

Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus (a)	Other Annual Compensation (b)	Restricted Stock Awards (c)	Securities Underlying Options	All Other Compensation (d)

Nicholas D. Chabraja Chairman and Chief Executive Officer	2005 2004 2003	$1,300,000 1,250,000 1,100,000	$3,000,000 2,700,000 2,500,000	$299,629 380,633 304,535	$5,461,050 2,726,053 2,771,804	517,600 520,300 716,000	$94,167 89,420 78,579

Michael J. Mancuso Senior Vice President and Chief Financial Officer	2005 2004 2003	$575,000 500,000 460,000	$700,000 575,000 525,000	$ 36,564 47,322 68,747	$904,503 395,180 467,849	86,000 78,300 118,800	$42,511 57,169 33,979

Gerard J. DeMuro Executive Vice President and Group Executive, Information Systems and Technology	2005 2004 2003	$500,000 400,000 350,000	$675,000 500,000 350,000	$188,076 259,403 36,673	$610,577 309,308 171,900	74,800 56,900 43,600	$31,838 40,237 39,928

David A. Savner Senior Vice President, General Counsel and Secretary	2005 2004 2003	$490,000 465,000 425,000	$600,000 500,000 465,000	$ 57,589 85,833 101,751	$727,684 336,215 380,477	68,400 65,300 96,400	$37,055 50,672 29,295

Bryan T. Moss Executive Vice President and Group Executive, Aerospace	2005 2004 2003	$450,000 365,000 315,000	$580,000 450,000 250,000	$ 37,026 34,450 27,986	$544,192 256,102 138,816	67,400 46,800 37,200	$18,519 13,875 11,889

Arthur J. Veitch (e) Former Executive Vice President and Group Executive, Combat Systems	2005 2004 2003	$515,000 500,000 425,000	$600,000 600,000 525,000	$ 38,307 68,962 77,182	$317,078 402,442 410,104	0 78,300 106,400	$36,294 56,601 29,295
(a)	Bonus payments are reported for the fiscal year in which the related services were rendered, although the actual awards were made in the succeeding year.
(b)

“Other Annual Compensation” includes the following items: (i) amounts reimbursed for the payment of taxes; and (ii) non-cash items provided to management, including club memberships; executive office benefits; financial planning services; physical exams; home security systems; personal liability insurance and supplemental accidental death and dismemberment insurance; relocation expenses; and the use of aircraft and automobiles owned or leased by the Company (“Perquisites”), which for each Named Executive Officer is in the aggregate equal to or greater than $10,000. The amounts shown include: (A) Perquisites for Mr. Chabraja: for 2005 of which $207,094 relates to personal travel aboard corporate-owned aircraft (products of subsidiary Gulfstream Aerospace Corporation), as required by the Board to help ensure Mr. Chabraja’s security and accessibility; for 2004 of which $269,879 relates to personal travel aboard corporate-owned aircraft; for 2003 of which $200,203 relates to personal travel aboard corporate-owned aircraft; (B) Perquisites for Mr. Mancuso: for 2005 of which $14,396 relates to use of an automobile leased by the Company; for 2004 of which $11,715 relates to executive office benefits and $10,605 relates to use of an automobile leased by the Company; for 2003 of which $19,723 relates to executive office benefits and $14,637 relates to use of an automobile leased by the Company; (C) Perquisites for Mr. DeMuro: for 2005 of which $90,812 relates to relocation expenses; for 2004 of which $125,258 relates to relocation expenses; for 2003 of which $11,360 relates to use of an automobile leased by the Company, $10,540 relates to financial planning services and $9,730 relates to club memberships; (D) Perquisites for Mr. Savner: for 2005 of which $16,125 relates to financial planning services; for 2004 of which $18,985 relates to financial planning services; for 2003 of which $31,545 relates to home security systems; (E) Perquisites for Mr. Moss: for 2005 of which $11,902 relates to use of an automobile leased by the Company, $11,400 relates to financial planning services and $9,620 relates to club memberships; for 2004 of which $16,375 relates to financial planning services and $8,867 relates to use of an automobile leased by the Company; for 2003 of which $9,449 relates to use of an automobile leased by the Company and $8,864 relates to club memberships; and (F) Perquisites for Mr. Veitch: for 2005 of which $12,031 relates to use of an automobile leased by the Company and $11,726 relates to financial planning services; for 2003 of which $16,159 relates to executive office benefits.

The incremental cost to the Company of personal use of aircraft owned or leased by the Company is calculated based on the variable operating costs to the Company, including fuel costs, trip-related maintenance expenses, landing fees, trip-related hangar and parking fees, on-board catering and crew expenses. Fixed costs that do not change based on usage, such as pilot salaries, the cost of the Company’s aircraft and hangar fees and maintenance expenses not related to a trip, are not included. No additional direct operating cost is incurred if a family member accompanies an executive on a flight.
(c)	Reflects restricted stock awards during the period presented, including performance-based adjustments to certain prior awards of restricted stock made pursuant to a performance formula described below. The dollar value of the awards is calculated by multiplying the closing market price of the Common Stock on the date of grant by the number of shares of restricted stock awarded. As of December 31, 2005, Mr. Chabraja held a total of 305,530 shares of restricted stock with an aggregate market value of $17,422,848; Mr. Mancuso held a total of 49,920 shares of restricted stock with an aggregate market value of $2,846,688; Mr. DeMuro held a total of 27,152 shares of restricted stock with an aggregate market value of $1,548,343; Mr. Savner held a total of 40,556 shares of restricted stock with an aggregate market value of $2,312,706; Mr. Moss held a total of 21,980 shares of restricted stock with an aggregate market value of $1,253,410; and Mr. Veitch held a total of 35,980 shares of restricted stock with an aggregate market value of $2,051,760. Holders of the awards are entitled to vote the shares awarded and to receive dividends or dividend equivalents on the shares from the date of grant. Mr. Veitch did not receive a restricted stock award in 2005. The dollar value of the restricted stock awards reflected in the table for Mr. Veitch for 2005 reflects the value of shares awarded to Mr. Veitch as a result of the performance-based adjustment (as described below) to all restricted stock grants awarded on March 3, 2004. The number of shares of restricted stock awarded on March 3, 2004, was subject to adjustment based on the price of the Common Stock on the grant date as compared to the price over the last 30 trading days of 2005, and an additional restriction period ending on January 2, 2008. The number of shares of restricted stock subject to these 2004 grants was increased because the fair market value of the Common Stock over the last 30 trading days of 2005 was higher than the fair market value of the Common Stock on the grant date. This performance formula is not applicable to restricted stock grants made in 2005.
(d)	“All Other Compensation” reflects (i) amounts contributed by the Company under its SSIP and allocations to the Supplemental SSIP, and (ii) payments by the Company for term life insurance. For 2005, 2004 and 2003, (A) the amounts contributed to the SSIP and allocations to the Supplemental SSIP were as follows: Mr. Chabraja – $78,308, $73,923, $66,308; Mr. Mancuso – $34,461, $50,077, $28,462; Mr. DeMuro – $29,615, $38,423, $38,571; Mr. Savner – $30,054, $46,577, $26,154; Mr. Moss – $12,519, $10,555, $8,850; and Mr. Veitch – $31,692, $52,269, $26,154; and (B) payments for term life insurance were as follows: Mr. Chabraja – $15,859, $14,472, $12,271; Mr. Mancuso – $8,050, $7,092, $5,517; Mr. DeMuro – $2,223, $1,814, $1,357; Mr. Savner – $7,001, $4,095, $3,141; Mr. Moss – $6,000, $3,320, $3,039 and Mr. Veitch – $4,602, $4,332, $3,141.
(e)	Mr. Veitch resigned as an executive officer of the Company in June 2005 but remained an employee until his retirement on December 31, 2005. He received his normal salary until December 31, 2005, and was awarded a $600,000 bonus. Mr. Veitch did not receive any equity-based compensation for his services rendered during 2005.

The following table sets forth information with respect to stock options granted during 2005 to the Named Executive Officers. The information set forth in the following table and accompanying footnotes regarding share amounts and per share prices has been adjusted to reflect the Stock Split.

Option Grants in Last Fiscal Year (a)

	Individual Grants
Name	Number of Securities Underlying Options Granted (b)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Nicholas D. Chabraja	517,600	9.7%	$52.65	3/1/10	$7,529,126	$16,637,399
Michael J. Mancuso	86,000	1.6%	52.65	3/1/10	1,250,975	2,764,328
Gerard J. DeMuro	74,800	1.4%	52.65	3/1/10	1,088,058	2,404,323
David A. Savner	68,400	1.3%	52.65	3/1/10	994,962	2,198,605
Bryan T. Moss	67,400	1.3%	52.65	3/1/10	980,416	2,166,462
Arthur J. Veitch (c)	0	0%	—	—	0	0
(a)	The Company did not grant any stock appreciation rights during 2005.
(b)	Options granted are exercisable 50 percent beginning on the first anniversary of the grant date and the remaining 50 percent beginning on the second anniversary of the grant date.
(c)	Mr. Veitch did not receive any stock option grants during 2005.

The following table sets forth information with respect to option exercises during 2005 and options held at the end of 2005 by the Named Executive Officers. The information set forth in the following table and accompanying footnotes regarding share amounts and per share prices has been adjusted to reflect the Stock Split.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (a)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Nicholas D. Chabraja	4,944	$89,579	1,807,206	777,750	$36,542,353	$5,218,503
Michael J. Mancuso	0	0	317,750	125,150	6,439,620	820,798
Gerard J. DeMuro	0	0	126,450	103,250	2,445,486	650,300
David A. Savner	73,438	1,691,772	181,012	101,050	3,581,076	669,991
Bryan T. Moss	7,400	161,204	74,616	90,800	1,511,406	560,582
Arthur J. Veitch	108,600	2,810,633	207,150	39,150	4,102,272	444,548
(a)	Based on the closing price on December 30, 2005, of $57.025, as reported on the New York Stock Exchange.

Retirement Plans

Each of the Named Executive Officers, other than Mr. Moss, participates in a defined benefit pension plan (the “Corporate Retirement Plan”) for officers and other eligible salaried employees of the Company and some of its subsidiaries. Mr. Moss participates in a defined benefit pension plan for eligible Gulfstream employees (the “Gulfstream Retirement Plan”).

Corporate Retirement Plan.    The Corporate Retirement Plan provides benefits based on final average monthly pay, which includes salary and annual bonus, but does not include equity grants under the Company’s equity compensation plans. See the “Summary Compensation Table” under the “Executive Compensation – Summary Compensation” captions for the salary and bonus amounts earned by the Named Executive Officers. The benefits under the Corporate Retirement Plan are not subject to any reduction for social security or other offset amounts.

The Internal Revenue Code limits the benefit amounts that may be paid under corporate retirement plans. To the extent any benefits accrued under the Corporate Retirement Plan exceed those limitations, the Company pays the excess benefits under a separate, non-tax-qualified plan (the “Supplemental Retirement Plan”). Benefits under the Supplemental Retirement Plan are general unsecured obligations of the Company.

The table below depicts projected annual benefits payable at normal retirement age (65) under the Corporate Retirement Plan and the Supplemental Retirement Plan, based on earnings and years of plan participation. In the table below, the Company assumes that each individual will continue as a plan participant until normal retirement age and that annual remuneration will remain constant over this period. Annual remuneration includes salary and annual bonus, but does not include equity grants under the Company’s equity compensation plans. In addition, the Company assumes that each individual will elect to receive the benefit in the form of a single life annuity.

Corporate Retirement Plan and Supplemental Retirement Plan Table

Years of Plan Participation
Annual Remuneration	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$1,000,000	66,667	133,333	200,000	266,667	333,333	400,000	466,667
1,500,000	100,000	200,000	300,000	400,000	500,000	600,000	700,000
2,000,000	133,333	266,667	400,000	533,333	666,667	800,000	933,333
2,500,000	166,667	333,333	500,000	666,667	833,333	1,000,000	1,166,667
3,250,000	216,667	433,333	650,000	866,667	1,083,333	1,300,000	1,516,667
3,500,000	233,333	466,667	700,000	933,333	1,166,667	1,400,000	1,633,333
3,750,000	250,000	500,000	750,000	1,000,000	1,250,000	1,500,000	1,750,000
4,000,000	266,667	533,333	800,000	1,066,667	1,333,333	1,600,000	1,866,667
4,250,000	283,333	566,667	850,000	1,133,333	1,416,667	1,700,000	1,983,333
4,500,000	300,000	600,000	900,000	1,200,000	1,500,000	1,800,000	2,100,000
4,750,000	316,667	633,333	950,000	1,266,667	1,583,333	1,900,000	2,216,667

The table above does not reflect a $94 per month supplement (plus an additional $94 per month for an eligible spouse) available at age 65 for certain eligible employees. As of January 1, 2006, the Named Executive Officers (other than Mr. Moss) were credited with the following years of plan participation under the Corporate Retirement Plan and Supplemental Retirement Plan: Mr. Chabraja, 13 years; Mr. Mancuso, 12 years; Mr. Savner, 8 years; Mr. DeMuro, 1 year; and Mr. Veitch, 35 years.

Government Systems Retirement Plan.    For service prior to January 1, 2005, Mr. DeMuro has a frozen defined benefit pension under the General Dynamics Government Systems Corporation defined benefit pension plan and its associated non-tax-qualified supplemental retirement plan. Mr. DeMuro’s frozen defined benefit pension totals $127,426 payable annually at normal retirement age (65) as a single life annuity. Mr. DeMuro may elect to receive the present value of this amount in a single lump sum upon retirement.

Gulfstream Retirement Plan.    For service prior to January 1, 2004, Mr. Moss has a frozen defined benefit pension of approximately $40,500 payable annually in the form of a single life annuity. Upon his retirement, this amount will increase with cost of living adjustments up to a maximum of 3 percent annually. For each year of eligible plan service after January 1, 2004, the formula under this plan provides benefits based on final average monthly pay as limited by the Internal Revenue Code compensation limit ($220,000 for 2006). Final average monthly pay takes into account salary and annual bonus, but does not include equity awards. Under the plan formula, for each year of eligible plan service after January 1, 2004, Mr. Moss will accrue a benefit of approximately $2,712, payable annually, assuming that he elects to receive his benefit in the form of a single life annuity. This amount will increase based on cost of living increases to the Internal Revenue Code compensation limit. As of December 31, 2005, Mr. Moss had two years of eligible plan service under this formula, for an accrued benefit of approximately $5,424 payable annually in the form a single life annuity. Mr. Moss has already reached normal retirement age (65) under this plan. The benefits under this pension plan are not subject to any reductions for social security or other offset amounts.

Supplemental Retirement Benefit Agreements.    The Company has entered into retirement benefit agreements with Messrs. Chabraja, Mancuso and Savner to provide supplemental retirement benefits in excess of the benefits they earn under the Corporate Retirement Plan and the Supplemental Retirement Plan. The Company’s obligations under these agreements are subject to the same level of risk as all other general unsecured obligations of the Company. The terms of these agreements are as follows:

Mr. Chabraja.    Mr. Chabraja’s retirement agreement, dated June 3, 2004, provides that he will receive a monthly retirement benefit equal to a minimum of 30 percent of his average monthly salary during a specified period before the end of his service with the Company. This benefit is offset by his benefits payable under the Corporate Retirement Plan and the Supplemental Retirement Plan. The 30 percent minimum increases by one-half percentage point monthly during his continued employment. If Mr. Chabraja remains an employee of the Company until April 30, 2008, this percentage will be 54 percent. Average monthly salary takes into account salary and bonuses, but does not include equity awards. Based on this retirement benefit formula, if Mr. Chabraja remained an employee of the Company until April 30, 2008, then, assuming his average monthly salary is equal to his base salary and bonus for 2005, he would be entitled to an annual retirement benefit of approximately $2,322,000. In the event Mr. Chabraja’s employment is terminated by the Company before April 30, 2008, because he becomes disabled or because he is terminated without cause or due to a change in control, he will be entitled to the full amount of these retirement benefits as if he had maintained employment with the Company through April 30, 2008, and payment thereof will commence in May 2008. Certain survivor benefits are payable to Mr. Chabraja’s spouse if he should die while an employee of the Company.

Mr. Mancuso.    Mr. Mancuso’s retirement benefit agreement, dated March 6, 1998, provides that he will receive upon retirement an annual supplemental lifetime benefit of $100,000 in addition to his Corporate Retirement Plan and Supplemental Retirement Plan benefits. The supplemental retirement benefit will be reduced or eliminated if Mr. Mancuso commits certain acts not in the best interests of the Company. On July 12, 2004, the Company entered into a retirement agreement with Mr. Mancuso. The 2004 retirement agreement establishes a retirement time frame between April 30, 2006, and June 30, 2006, and provides that if he remains an employee of the Company until his retirement time frame, he will receive an additional annual retirement benefit of $30,000 following his retirement. In addition, if he remains an employee of the Company until this retirement time frame, any bonus he receives for 2006 will be prorated in accordance with the executive compensation program based on the length of his actual 2006 employment and then multiplied by two. The maximum amount of any bonus Mr. Mancuso may receive for 2006 will not exceed the amount that he would have received if he remained an employee for the entire 2006 calendar year. Certain survivor benefits are payable to Mr. Mancuso’s spouse if he should die before commencement of benefits. Mr. Mancuso has informed the Company of his intention to retire during the second quarter of 2006.

Mr. Savner.    Mr. Savner’s retirement benefit agreement, dated March 4, 1998, provides him with a benefit equal to an additional five years of plan participation under the Corporate Retirement Plan and the Supplemental Retirement Plan. The supplemental retirement benefit is subject to forfeiture in the event that Mr. Savner commits certain acts not in the best interests of the Company. Certain survivor benefits are payable to Mr. Savner’s spouse if he should die before commencement of benefits.

Other Supplemental Plans.    The Named Executive Officers also participate in the Company’s Supplemental Savings and Stock Investment Plan (the “Supplemental SSIP”), which is a contributory non-qualified deferred compensation plan. The Supplemental SSIP permits the Named Executive Officers and certain other highly compensated participants to contribute a portion of their compensation that is in excess of the annual dollar limit set forth in the Internal Revenue Code for contributions to qualified 401(k) plans such as the SSIP. In 2005, this limit was $14,000. Depending on the amount a participant elects to contribute to the Supplemental SSIP, some or all of the participant’s contributions may receive a Company match. Account balances in the Supplemental SSIP are unfunded and participants are considered general unsecured creditors of the Company. Participants’ account balances have investment returns that are similar to participants’ actual returns under the SSIP. Supplemental SSIP accounts fully vest after three years of eligible service, but become fully vested immediately before a change in control of the Company.

Employment Agreements and Other Arrangements

The Company has entered into agreements governing the employment and termination of employment of certain of its Named Executive Officers, as described below.

Mr. Chabraja.    On June 3, 2004, the Company entered into an employment agreement with Mr. Chabraja, which provides that he will receive a minimum annual salary of $1,250,000 and that he is eligible for annual bonuses and equity compensation awards. Mr. Chabraja is also eligible for all other benefits and perquisites the Company provides to its senior executive officers. If Mr. Chabraja remains an employee of the Company through April 30, 2008, after his employment ends, he will be entitled to use corporate aircraft for up to a total of 500 hours during his first 10 years of retirement. In addition, after Mr. Chabraja’s retirement, the Company will purchase his residence in Virginia, at his request, and he will be entitled to receive consideration for his moving expenses. After his retirement he will also be provided office space with administrative support for a period of two years, and medical coverage for himself and his then-eligible dependents for a period of six months. Upon Mr. Chabraja’s termination of employment (other than termination for cause), the Company will reimburse him for certain federal and state income tax liabilities due to amounts imputed to him pursuant to the terms of this employment agreement. Monthly retirement benefit payments, salary, bonus and equity awards are specifically excluded from this tax reimbursement. If Mr. Chabraja is terminated as a result of a change in control, because he becomes disabled, or if he is terminated without cause, he will be entitled to the full amounts and benefits as if he had maintained employment with the Company through April 30, 2008.

Severance Protection Agreements.    The Company has entered into severance protection agreements (each a “Severance Protection Agreement”) with each of the Named Executive Officers, other executive officers and certain key employees. Subject to certain exceptions, each Severance Protection Agreement provides that the executive will be entitled to payments and benefits if his or her employment is terminated by the Company without cause or by the executive by reason of a constructive termination in connection with or within 24 months after a “change in control.” A “change in control” is defined to include specified stock acquisition, merger and disposition transactions involving the Company. Generally, these benefits will include payment of all accrued compensation, a severance payment equal to a multiple (from 1.5 to 2.99) of the executive’s annual salary and bonus, continuation in welfare benefit programs from 18 to 36 months, an additional 18 to 36 months service credit for purposes of qualifying for post-retirement health and welfare benefits, payout of certain retirement benefits, and outplacement and tax and financial services. In the event any excise tax is imposed on an executive as a result of payments made under or pursuant to a Severance Protection Agreement, the Company will make a compensatory payment to the executive to cover the tax. For each of the Named Executive Officers, the multiple for their severance payment is 2.99, and welfare benefits will continue for 36 months. Each Severance Protection Agreement provides that the severance payment is in lieu of any other severance compensation to which the executive may be entitled from the Company. However, for any benefits provided under the Severance Protection Agreement, the executive has the option to elect to receive any other benefits to which he or she may otherwise be entitled in lieu of receiving the applicable benefits under the Severance Protection Agreement. Each Severance Protection Agreement has a two-year term and is automatically renewed for an additional year on each anniversary of the date of signing unless the Company or the executive gives notice not to renew at least one year before the scheduled expiration of the term. Notwithstanding the foregoing, in the event of a change in control, the term of each Severance Protection Agreement is automatically extended for two years.

Executive Officers

All executive officers of the Company are elected annually. No executive officer of the Company was selected pursuant to any arrangement or understanding between the officer and any other person. The name, age, offices and positions held for the last five years of the Company’s executive officers as of March 10, 2006, were as follows:

Name, Position and Office	Age

John P. Casey – Vice President of the Company and President of Electric Boat Corporation since October 2003; Vice President of Electric Boat Corporation, October 1996 - October 2003	51
Nicholas D. Chabraja – Chairman of the Board of Directors of the Company and Chief Executive Officer since June 1997; Vice Chairman, December 1996 - May 1997; Executive Vice President, March 1994 - December 1996	63
Gerard J. DeMuro – Executive Vice President and Group Executive, Information Systems and Technology, since October 2003; Vice President of the Company, February 2000 - October 2003; President of General Dynamics C4 Systems, August 2001 - October 2003; President of General Dynamics Communication Systems, September 1999 - August 2001	50
Charles M. Hall – Executive Vice President and Group Executive, Combat Systems, since July 2005; Vice President of the Company and President of General Dynamics Land Systems, September 1999 - July 2005	54
David K. Heebner – Senior Vice President of the Company since May 2002; President of General Dynamics Land Systems since July 2005; Senior Vice President, Planning and Development, May 2002 - July 2005; Vice President, Strategic Planning, January 2000 - May 2002	61
Michael J. Mancuso – Senior Vice President and Chief Financial Officer since March 1997; Vice President and Chief Financial Officer, November 1994 - March 1997; Vice President and Controller, May 1994 - November 1994	63
Christopher Marzilli – Vice President of the Company and President of General Dynamics C4 Systems since January 2006; Senior Vice President and Deputy General Manager of General Dynamics C4 Systems, November 2003 - January 2006; Vice President and General Manager, General Dynamics Communication Systems, September 1999 - November 2003	46
Bryan T. Moss – Executive Vice President and Group Executive, Aerospace, since December 2003; President of Gulfstream Aerospace Corporation since April 2003; Vice President of the Company, May 2002 - December 2003; Vice Chairman and Director of Gulfstream Aerospace Corporation, March 1995 - April 2003	66
Phebe N. Novakovic – Senior Vice President, Planning and Development, since July 2005; Vice President, Strategic Planning, October 2002 - July 2005; Staff Vice President, May 2002 - October 2002; Director, Strategic Planning and Development, May 2001 - May 2002	48
Walter M. Oliver – Senior Vice President, Human Resources and Administration, since March 2002; Vice President, Human Resources and Administration, January 2001 - March 2002	60
David A. Savner – Senior Vice President, General Counsel and Secretary since May 1999; Senior Vice President – Law and Secretary, April 1998 - May 1999	61
John W. Schwartz – Vice President and Controller since March 1998	49
Michael W. Toner – Executive Vice President and Group Executive, Marine Systems, since March 2003; Vice President of the Company and President of Electric Boat Corporation, January 2000 - October 2003	62
Lewis F. Von Thaer – Vice President of the Company and President of General Dynamics Advanced Information Systems (“GDAIS”) since March 2005; Senior Vice President, Operations, of GDAIS, November 2003 - March 2005; Vice President of GDAIS, October 2001 - November 2003; Senior Vice President of General Dynamics Advanced Technology Systems, April 2000 - October 2001	45

Security Ownership of Management

The following table sets forth information as of March 10, 2006, with respect to the beneficial ownership of Common Stock by (i) each director and nominee for director of the Company, (ii) each of the Named Executive Officers and (iii) all directors and executive officers of the Company as a group. The following table also shows Common Stock equivalents held by these individuals through Company-sponsored benefits programs. Except as otherwise indicated, the persons listed below have the sole voting and investment power with respect to all shares held by them, except to the extent such power may be shared with a spouse. The information set forth in the following table and accompanying footnotes regarding share amounts has been adjusted to reflect the Stock Split.

	Common Stock Beneficially Owned as of March 10, 2006 (a)		Common Stock Equivalents Beneficially Owned (c)	Total Common Stock and Equivalents
Name of Beneficial Owner	Shares Owned (b)	Percentage of Class

Directors and Nominees
Nicholas D. Chabraja	3,467,538	*	0	3,467,538
James S. Crown (d)	16,030,754	4.0%	2,315	16,033,069
Lester Crown (e)	8,996,894	2.2%	0	8,996,894
William P. Fricks	19,554	*	0	19,554
Charles H. Goodman (f)	8,529,976	2.1%	10,822	8,540,798
Jay L. Johnson	19,204	*	0	19,204
George A. Joulwan	34,138	*	5,531	39,669
Paul G. Kaminski	44,704	*	4,078	48,782
John M. Keane	10,834	*	0	10,834
Deborah J. Lucas	540	*	0	540
Lester L. Lyles	10,570	*	0	10,570
Carl E. Mundy, Jr.	25,808	*	7,193	33,001
Robert Walmsley	6,554	*	0	6,554

Named Executive Officers
Michael J. Mancuso	435,022	*	0	435,022
Gerard J. DeMuro	227,735	*	0	227,735
David A. Savner	358,449	*	0	358,449
Bryan T. Moss	171,496	*	0	171,496
Arthur J. Veitch (g)	396,776	*	0	396,776

Directors and Executive Officers as a Group (27 individuals) (h)	39,956,817	9.9%	29,939	39,986,756
*	Less than 1 percent.
(a)	Includes shares in the SSIP voted by the directors or other executive officers and shares of Common Stock subject to resale restrictions, for which restrictions have not expired.
(b)	Includes shares subject to options that are either currently exercisable or exercisable within 60 days of the Record Date as follows: (i) Mr. Chabraja – 1,908,972 shares; Mr. Mancuso – 194,300 shares; Mr. DeMuro – 163,500 shares; Mr. Savner – 205,862 shares; Mr. Moss – 128,900 shares; and Mr. Veitch – 226,300 shares; (ii) other directors of the Company – 151,330 shares; and (iii) other executive officers of the Company – 879,252 shares.
(c)	Reflects phantom stock units held by the directors indicated, which phantom stock was received by the directors on December 1, 1999, upon termination of benefits under the former retirement plan for directors.
(d)	Based solely on information provided on behalf of James S. Crown. Of the aggregate 33,342,444 shares of Common Stock held by Messrs. Crown and Mr. Goodman, James S. Crown is deemed to be the beneficial owner of 16,030,754 shares. James S. Crown has shared investment and voting power with respect to 16,030,754 shares. Of the 16,030,754 shares of Common Stock deemed to be beneficially owned by James S. Crown, he disclaims beneficial ownership as to 15,993,148 shares, except to the extent of his beneficial interest in the entities that own these shares.
(e)	Based solely on information provided on behalf of Lester Crown. Of the aggregate 33,342,444 shares of Common Stock held by Messrs. Crown and Mr. Goodman, Lester Crown is deemed to be the beneficial owner of 8,996,894 shares. Lester Crown has shared investment and voting power with respect to 8,996,894 shares and holds 3,427 shares in the Company’s SSIP, which, though subject to certain restrictions and conditions, are included in the aggregate for Messrs. Crown and Mr. Goodman. Of the 8,996,894 shares of Common Stock deemed to be beneficially owned by Lester Crown, he disclaims beneficial ownership as to 8,057,912 shares, except to the extent of his beneficial interest in the entities that own these shares.
(f)	Based solely on information provided on behalf of Mr. Goodman. Of the aggregate 33,342,444 shares of Common Stock held by Messrs. Crown and Mr. Goodman, Mr. Goodman is deemed to be the beneficial owner of 8,529,976 shares. Mr. Goodman has shared investment and voting power with respect to 8,529,976 shares. Of the 8,529,976 shares of Common Stock deemed to be beneficially owned by Mr. Goodman, he disclaims beneficial ownership as to 8,475,154 shares, except to the extent of his beneficial interest in the entities that own such shares.
(g)	This information is based solely on information provided by Mr. Veitch.
(h)	The shares shown as beneficially owned by Lester Crown, James S. Crown and Mr. Goodman have been consolidated for purposes of this total in order to eliminate duplication.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of March 10, 2006, with respect to the number of shares of Common Stock owned by each person known by the Company to be the beneficial owner of more than 5 percent of the Common Stock. The information set forth in the following table and accompanying footnotes regarding share amounts has been adjusted to reflect the Stock Split.

	Common Stock Beneficially Owned as of March 10, 2006 (a)
Name of Beneficial Owner	Shares Owned	Percentage of Class
Longview Asset Management, LLC (b) c/o Gerald Ratner, as Attorney and Agent 222 North LaSalle Street, Suite 2000 Chicago, Illinois 60601	33,342,444	8.3%

The Northern Trust Company (c) 50 South LaSalle Street Chicago, Illinois 60675	31,736,408	7.9%

Capital Research and Management Company (d) 333 South Hope Street Los Angeles, California 90071	29,785,000	7.4%
(a)	The information for Capital Research and Management Company (“Capital Research”) is as of December 30, 2005.
(b)	This information is based solely on information provided on behalf of Lester Crown, James S. Crown and Mr. Goodman. Longview Asset Management, LLC (“Longview”), formerly known as Longview Management Group, LLC, a registered investment advisor, manages the Common Stock held by a number of persons, including Lester Crown; his son, James S. Crown; Mr. Goodman; and members of their families, relatives, certain family partnerships, trusts associated with the Crown and Goodman families and other entities (the “Crown Group”). Longview has shared voting and investment power with respect to 33,342,444 shares. James A. Star is the President of Longview and, accordingly, may be deemed to be the beneficial owner of all shares owned by Longview. Mr. Star disclaims beneficial ownership of all such shares. Mr. Star’s address is 222 North LaSalle Street, Suite 2000, Chicago, Illinois 60601. Geoffrey F. Grossman, as sole trustee of The Edward Memorial Trust, is the managing member of Longview and, accordingly, may be deemed to be the beneficial owner of all shares beneficially owned by Longview. Mr. Grossman disclaims beneficial ownership of all such shares. Mr. Grossman’s address is 111 East Wacker Drive, Suite 2800, Chicago, Illinois 60601. The members of the Crown Group disclaim that they are a group for purposes of Section 13(d) of the Exchange Act, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity.
(c)	Northern Trust is the trustee of the SSIP and the Hourly SSIP.
(d)	This information is based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2006, by Capital Research. As a result of its role as an investment adviser to various investment companies, Capital Research may be deemed to be the beneficial owner of 29,785,000 shares or 7.4 percent of the Common Stock. Capital Research disclaims beneficial ownership of all such shares.

Selection of Independent Auditors

(Proposal 2)

The Audit Committee of the Board of Directors has selected KPMG as the Company’s independent auditors for 2006. Your Board of Directors is submitting the selection by the Audit Committee of KPMG as the independent auditors for 2006 to an advisory vote of the shareholders. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. Nevertheless, as a good corporate governance practice, your Board has determined to solicit the vote of the shareholders on an advisory basis in making this appointment.

If the shareholders do not vote on an advisory basis in favor of the selection of KPMG as the Company’s independent auditors, the Audit Committee will reconsider whether to engage KPMG but may ultimately determine to engage that firm or another audit firm without re-submitting the matter to shareholders. Even if the shareholders vote in favor of the selection of KPMG, the Audit Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent auditor at any time during the year.

Audit and Non-Audit Fees

The following table shows aggregate fees for professional audit services rendered by KPMG for the audit of the Company’s annual consolidated financial statements for the years 2005 and 2004, and fees billed for other services rendered by KPMG during those years.

	2005	2004
Audit Fees (a)	$16,015,186	$14,575,446
Audit-Related Fees (b)	1,259,716	1,443,084
Tax Fees (c)	1,697,599	1,431,795
All Other Fees	0	0

Total Fees	$18,972,501	$17,450,325

(a)	Audit fees are fees for professional services performed by KPMG for the audit of the Company’s consolidated annual financial statements (including the audit of internal control over financial reporting) and review of the Company’s consolidated quarterly financial statements. These fees also include fees for services that are normally provided in connection with statutory and regulatory filings.
(b)	Audit-related fees are fees for assurance and related services performed by KPMG that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. These fees consist primarily of fees for professional services for benefit plan audits.
(c)	Tax fees are fees for professional services performed by KPMG for tax compliance, tax advice and tax planning. These fees consist primarily of fees for tax return preparation and review, tax compliance services for expatriates, services relating to compliance with international transfer pricing regulations and advice regarding tax implications of certain transactions.

Auditor Independence.    The Audit Committee has considered whether the services rendered by KPMG, except for services connected to its audit of the Company’s annual consolidated financial statements and review of the quarterly consolidated financial statements, are compatible with maintaining KPMG’s independence. Representatives of KPMG are expected to attend the Annual Meeting, may make a statement if they desire to do so and will be available to respond to questions.

Policy on Pre-Approval.    The Company and the Audit Committee are committed to ensuring the independence of the independent auditors, both in fact and in appearance. Therefore, in accordance with the applicable rules of the Securities and Exchange Commission, the Audit Committee has established policies and procedures for pre-approval of all audit and permitted non-audit services provided by its independent auditors. In the first quarter of each year, the Audit Committee determines whether to approve all audit and permitted non-audit services proposed to be performed during the following 12 months by the independent auditors (including an estimate of fees). If other audit or permitted non-audit services not included in the pre-approved services are required during the year, such services, subject to a de minimis exception for non-audit services, must be approved in advance by the Audit Committee. The Audit Committee may delegate authority to grant pre-approvals to its chair or a subcommittee as it deems appropriate, subject to a reporting obligation to the Audit Committee.

Your Board of Directors unanimously recommends a vote FOR this proposal.

Shareholder Proposals

Introduction to Shareholder Proposals: A Word on Corporate Governance

Your Board of Directors has received a number of shareholder proposals to be presented at our Annual Meeting. Several of these proposals recommend changes that suggest that there are structural weaknesses in connection with the governance of the Company. We recommend that you vote against these proposals for the reasons we describe in our specific responses and because the proposals purport to address problems that we do not believe exist. The essence of good corporate governance is a strong, engaged Board of Directors who, along with management, protect shareholder interests and promote shareholder value. We believe that our shareholders’ experience with General Dynamics demonstrates that the governance of the Company is effective, responsive and aligned with your interests.

We understand that in today’s highly charged environment it is easy for shareholders and activist proponents alike to lose sight of the fundamental principles of corporate governance. In the following discussion, we describe what we mean by good corporate governance, its manifestations and its principles, and how we measure our stewardship of the capital you have invested in General Dynamics.

Performance.    Your Board believes good governance manifests itself first and foremost in strong performance over time as measured by sustained revenue and earnings growth and predictable, solid returns. Under our governance structure, General Dynamics’ shareholders have enjoyed exceptional long-term performance. As the chart on page 19 shows, over the nine-year period of this management team, General Dynamics has generated a total return for shareholders of 273 percent, well in excess of the S&P 500® and the S&P Aerospace Defense Index. Revenue has grown on average nearly 22 percent per year, net income has grown by an average annual amount of 21 percent and the Company’s free cash flow, defined as cash from operating activities less capital expenditures, has been unparalleled in our industry, on average exceeding net income over the past nine years.

Values.    If performance is the outward manifestation of good governance, ethics is its foundation. General Dynamics’ governance framework is rooted in a business ethics model that champions ethical behavior and a culture of integrity throughout all aspects of its businesses. The Company creates shareholder value by delivering the best products and services to our customers at a fair and reasonable price. Employees are bound by a corporate ethic which mandates that they deal fairly with customers, suppliers and competitors, as well as with each other and that they deliver on their promises. Ethics is more than the written rule – it is a culture of respect, trust, stewardship and integrity. At General Dynamics that culture is the framework for our governance.

Pay for Performance.    Aligning management and long-term shareholder interests is another key principle of the Company’s effective corporate governance. At General Dynamics, long-term equity is a significant component of senior management’s compensation. In addition, corporate officers are required to retain shares of Common Stock received as part of their compensation until they satisfy certain ownership levels ranging from eight times salary for vice presidents, to 25 times salary for the chief executive officer. This ensures that a substantial portion of our officers’ net worth is subject to the same risks and rewards as our shareholders. Clearly, management’s interests and, ultimately, their personal financial success are tied directly to the interests of shareholders. The Company’s consistently successful financial performance has demonstrated that aligning these interests is beneficial to shareholders and management alike.

Strong, Independent Board.    Qualified, strong and active leadership by the Board of Directors is another pivotal component of General Dynamics’ governance. That leadership begins with a rigorous process for selecting directors. The Nominating and Corporate Governance Committee of the Board of Directors is composed entirely of independent directors. The committee applies a robust set of criteria for identifying director nominees and a strong vetting and selection process. The directors whom this Board has nominated, and that shareholders consistently have voted into office, bring impeccable character and decades of experience to General Dynamics in economics, finance, investment, corporate management, military command, logistics control and defense acquisition. In addition, all of the directors, with the exception of the Company’s Chief Executive Officer, are independent. The independent directors meet routinely without the Chief Executive Officer in executive sessions in which they can set the agenda and access any part of the Company they feel appropriate. Chairmanship of executive sessions rotates among the chairs of the various Board committees.

This Year’s Proposals.     We believe that General Dynamics is a successful, well-run company that has consistently served our shareholders’ interests. General Dynamics also has received consistently high marks for strong corporate governance from the majority of institutional advisors that rate governance. We therefore are troubled by several of the shareholder proposals we received this year from proponents who advocate changes to our corporate policies and structure, but have limited economic interest in the Company and limited knowledge of our governance. Two of these proposals are particularly troubling:

•	a binding change to our Bylaws that requires the automatic disqualification of a director if he or she receives more “withheld” votes than affirmative votes in an election; and

•	a proposal to separate the positions of Chairman and Chief Executive Officer.

These proposals would radically alter the relationship between your Board, senior management and our shareholders, a relationship that has been demonstrably effective. We ask our shareholders to carefully evaluate and consider opposition and defeat of these well-intentioned but seriously flawed proposals.

Shareholder Proposal – Majority Vote Standard for Election of Directors

(Proposal 3)

The Company has been advised by the United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, beneficial owner of approximately 6,400 shares (adjusted to reflect the Stock Split) of Common Stock, that it intends to present the following shareholder proposal at the Annual Meeting. The Company is not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponent. The Company’s reasons for opposing the proposal are also presented below.

Proposal and Supporting Statement

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of General Dynamics Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

Statement by the Board of Directors AGAINST this Shareholder Proposal

This proposal would require that director nominees receive the support of a majority of votes cast to be elected. For a number of compelling reasons, plurality voting is the prevailing standard for the election of federal, state and local officials as well as for directors in U.S. public companies.

Our Company elects its directors by a plurality standard for the same reasons that democracies use plurality standards. A plurality system ensures continuity of governance by preventing a situation where no or limited candidates receive a majority of the votes cast, leaving director positions vacant. The long-standing plurality system also safeguards shareholders against special interest groups that, under a majority system, would be empowered to remove a director or a board based upon narrow, parochial interests.

After reflecting on an appropriate response to a situation in which one or more directors receives a greater number of “withheld” votes than “for” votes in an election, your Board adopted the following policy at its March 1, 2006, meeting to guide the Board’s future conduct with regard to this issue:

Voting for Directors.    Any nominees for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board) who receive a greater number of votes “withheld” than votes “for” in the election (a “Majority Withheld Vote”) will promptly tender their resignation(s) for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will promptly consider the best interests of General Dynamics and its shareholders and recommend to the Board whether to accept the tendered resignation(s) or to take some other action. If one or more members of the Nominating and Corporate Governance Committee receive a Majority Withheld Vote, then the independent directors who did not receive a Majority Withheld Vote will consider the tendered resignation(s) of those directors and recommend to the Board whether to accept the tendered resignation(s) or to take some other action. Directors who receive a Majority Withheld Vote and tender their resignations pursuant to this provision will not participate in the Board action regarding whether to accept the tendered resignations or to take some other action. However, if the only directors who did not receive a Majority Withheld Vote in the same election constitute three or less independent directors, then all directors may participate in determining whether to accept the tendered resignation(s) or to take some other action. In considering the appropriate action with respect to a tendered resignation, the Committee will consider all factors deemed relevant by the members of the Committee, including the underlying reasons for the Majority Withheld Vote, the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, and compliance with New York Stock Exchange listing standards.

The Board will consider the Nominating and Corporate Governance Committee’s recommendation and act within 90 days of the election. Thereafter, the Board will promptly disclose its decision and provide an explanation of how the decision was reached to the impacted director(s) and to the public in a Form 8-K filed with the Securities and Exchange Commission. Except as provided above, the impacted director(s) shall remain active and engaged in Board activities during this Nominating and Corporate Governance Committee and Board process. This corporate governance guideline will be summarized in each proxy statement relating to an election of directors of General Dynamics.

After careful consideration, the Board unanimously believes that this policy will adequately address the concerns of those wishing a more meaningful outcome to Majority Withheld Vote situations while still allowing Board consideration of whether a particular director’s resignation is in the best interests of the Company and its shareholders.

Your Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Shareholder Proposal – Automatic Disqualification of Directors Who

Fail to Receive a Majority of Affirmative Votes Cast

(Proposal 4)

The Company has been advised by Lucian Bebchuk, 1545 Massachusetts Avenue, Cambridge, Massachusetts 02138, owner of 70 shares (adjusted to reflect the Stock Split) of Common Stock, that he intends to present the following shareholder proposal at the Annual Meeting. The Company is not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponent. The Company’s reasons for opposing the proposal are also presented below.

Proposal and Supporting Statement

PROPOSAL

It is hereby RESOLVED that pursuant to Section 109 of the Delaware General Corporation Law, 8 Del. C. § 109, and Article XI of the Company’s By-Laws, Article III, Section 2 of the Company’s By-Laws, entitled “Number, Qualifications and Term of Office,” is hereby amended by adding the following sentence immediately before the final two sentences:

In no event shall a director stand for election if that director was elected for an immediately preceding term in an uncontested election in which he or she received more “withheld” votes than “for” votes.

SUPPORTING STATEMENT

Under the plurality voting standard presently employed by the Company in the election of directors, a candidate who receives more “withheld” votes than “for” votes nevertheless may be elected to the board if the candidate receives even a single vote. This proposed bylaw amendment would not prevent any candidate from serving on the board during the term for which the candidate was elected. However, by adding a director qualification to the already existing qualifications provided in the Company’s By-Laws, this proposed amendment would prohibit the future nomination of a director candidate when the Company’s stockholders previously have indicated their opposition to that candidate’s election by withholding a significant number of votes in an immediately preceding election. I believe that stockholders’ interests will be served if those responsible for nominating director candidates focus on candidates other than candidates who received more “withheld” votes than “for” votes the last time they were on the ballot. In my view, the proposed disqualification of candidates that receive more “withheld” votes than “for” votes could improve the selection of directors, increase the accountability of the board and its attentiveness to stockholder interests, and improve corporate governance. I urge your support FOR the proposal.

Statement by the Board of Directors AGAINST this Shareholder Proposal

This proposal comes from a proponent who owns 70 shares (adjusted to reflect the Stock Split) of Common Stock. It advocates an amendment to the Company’s Bylaws requiring that directors receive a majority, rather than a plurality, of votes in an uncontested election in order to stand for re-election at the next annual meeting.

We believe amending corporate bylaws to change the method by which directors are elected and qualified is a serious undertaking. Binding shareholder proposals should be advanced only in cases of consistently poor performance or profound management misconduct. Nothing in your Company’s performance or history suggests that amending its Bylaws is warranted. On its face this proposal may sound both fair and in the interest of the majority of our shareholders. It is neither.

The Company’s Bylaws Provide for an Election Process that is Consistent with Fundamental Democratic Principles.    In fair and open elections across the United States, uncontested elections are determined by a plurality vote. Our Company elects its directors by a plurality standard as well, for the same reasons that democracies use plurality standards – continuity of governance, protection of the majority against narrow special interests and fundamental fairness.

Continuity of Governance.    If voters in an uncontested general election, or shareholders in an uncontested board election, do not want to vote for a particular candidate, they can withhold their vote, but they cannot vote “no.” If this shareholder proposal were adopted, a “withheld” vote would have the effect of a “no” vote. This is not good governance.

The remedy for dissatisfaction with a candidate in both a general election and in a board election is to offer an alternate candidate. Shareholders have both the right and the mechanism to contest elections if they choose. A contested election gives all voters a chance to compare candidates and vote for their preference. This is the long-standing democratic process for voicing dissatisfaction with incumbents, be they members of a board of directors or elected officials.

Tyranny of Special Interests.    Plurality voting also provides a safeguard against the tyranny of special interests. This shareholder proposal eliminates that protection. In uncontested board elections, shareholders have one of two choices: vote “for” the nominee or vote “withheld.” In practice, shareholders of public companies use their “withheld” votes to voice dissatisfaction about a particular issue or group of issues. Sometimes these issues go to the heart of a company’s performance, but in other cases they reflect a particular agenda that is unrelated to performance. This shareholder proposal provides for the possibility that a director could be disqualified for one or more very narrow issues which, if aired and discussed, would be opposed by the majority of shareholders. Thus, under this proposal, it is possible that narrow special interests could disqualify a director or even an entire board without a direct vote on the merit of the particular issues.

Due Process.    This proposal would require General Dynamics to disqualify automatically an elected director who receives less than a majority of affirmative votes in a preceding election from the next election ballot without affording the individual, the Board or management of the Company the opportunity to respond to shareholder concerns expressed in the prior election. This is not only unfair, but it also undermines the well-established process for shareholders to voice their concerns to public company boards and management.

General Dynamics has a Strong Board of Directors that You, the Shareholders, have Consistently Elected over the Years.    The Company’s shareholders have a long history of electing strong and highly qualified directors under the current plurality voting system, demonstrated by the fact that directors nominated by the Company have consistently received a high percentage of favorable votes over an extended period of time. This proposal would create a mechanism by which Board members who have diligently served the interests of shareholders could be disqualified because special interests used narrow issues to persuade a majority of shareholders to withhold their votes without regard to the particular service of the directors or the performance of the Company.

Finally, as discussed in the response to Proposal 3, your Board of Directors has adopted a policy to address a situation in which one or more directors receives a greater number of “withheld” votes than votes “for” in an election. We believe this policy addresses shareholder concerns, while allowing Board consideration of whether a particular director’s resignation is in the best interests of the Company and its shareholders.

Your Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Shareholder Proposal – Independent Board Chairman

(Proposal 5)

The Company has been advised by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, owner of at least 200 shares (adjusted to reflect the Stock Split) of Common Stock, that he intends to present the following shareholder proposal at the Annual Meeting. The Company is not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponent. The Company’s reasons for opposing the proposal are also presented below.

Proposal and Supporting Statement

5 – Independent Board Chairman

RESOLVED: Stockholders request that our Board of Directors change our governing documents (Charter or Bylaws if practicable) to require that the Chairman of our Board serve in that capacity only and have no management duties, titles, or responsibilities. This proposal gives our company an opportunity to cure our Chairman’s loss of independence should it occur after this proposal is adopted.

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278 submitted this proposal.

The primary purpose of the Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including the CEO. Separating the roles of Chairman and CEO can promote greater management accountability to shareholders and lead to a more objective evaluation of the CEO.

When a person acts both as a company’s Chairman and its CEO, a vital separation of power is eliminated – and we as the owners of our company are deprived of both a crucial protection against conflicts of interest and also of a clear and direct channel of communication to our company through our Chairman.

54% Yes-Vote

Twenty (20) shareholder proposals on this topic won an impressive 54% average yes-vote in 2005. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.

Progress Begins with One Step

It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported:

•    The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

“D” in Overall Board Effectiveness.

“F” in CEO Compensation – $31 million.

“D” in Shareholder Responsiveness.

Overall Governance Risk Assessment = High

•    We had no Independent Chairman and not even a Lead Director – Independent oversight concern.

•    Poison pill: A 2004 proposal with a 54% supporting-vote asked our Company not to adopt a poison pill without seeking shareholder approval. Our Company has not responded by implementing any shareholder approval provision.

•    Mr. Joulwan was rated a “problem director” because he chaired the executive compensation committee at our company, which received a CEO Compensation rating of “F” by The Corporate Library.

•    Cumulative voting was not allowed.

I believe these less-than-best practices at our company reinforce the reason to adopt the above RESOLVED statement to improve our governance and increase shareholder value.

Moreover

It is well to remember that at Enron, WorldCom, Tyco, and other legends of mis-management and/or corruption, the Chairman also served as CEO. When a Chairman runs a company as Chairman and CEO, the information given to directors may or may not be accurate. If a CEO wants to cover up improprieties and directors disagree, with whom do they lodge complaints? The Chairman?

Independent Board Chairman

Yes on 5

Statement by the Board of Directors AGAINST this Shareholder Proposal

Your Board believes as a matter of principle and experience that the combination of Chairman of the Board and Chief Executive Officer is currently the most effective leadership model for our Company. It is the model in place in the majority of U.S. corporations. This leadership model has worked well and has led to the continued evolution of a dynamic and successful Company.

This Proposal Would Unduly Constrain Your Board’s Authority by Dictating its Structure. This proposal strips from your Board the freedom to organize itself based on an unsupported assertion that corporate governance is weakened by combining the positions of Chairman of the Board and Chief Executive Officer. Your Board of Directors believes it should be able to determine its own leadership model without imposed guidelines that could limit its ability to decide how best to govern the Company and protect its shareholders. Delaware law permits your Board to organize itself in the manner it feels best protects the interests of the Company and its shareholders. There is no evidence to suggest that this should be changed.

General Dynamics Has Effective Mechanisms for Evaluating the Performance of Senior Management, Including the Chief Executive Officer.    Implicit in this proposal is that the fusion of the roles of Board Chairman and Chief Executive Officer somehow limits the Board’s oversight of the Chief Executive Officer. This is not the case with General Dynamics. The Board of Directors takes very seriously its mission to provide direction to, and evaluate the performance of, the Company’s senior management and the Chief Executive Officer. For that reason, there are numerous existing mechanisms outlined in the Company’s Corporate Governance Guidelines and committee charters, that provide multiple layers of independent discussion and evaluation of, and communication with, the Company’s top management. A few of these mechanisms are outlined below:

Director Independence.    Under the New York Stock Exchange rules, a majority of directors must be independent. General Dynamics’ governance guidelines require that at least two-thirds of the directors will be independent; at present all but one director, our Chief Executive Officer, is independent under the guidelines established by the New York Stock Exchange and our Corporate Governance Guidelines.

Board Meetings and Executive Sessions.    Pursuant to the Company’s Corporate Governance Guidelines, the Board has not fewer than seven scheduled meetings per year, and will meet more often if necessary. Any director may request items to be included on the Board and committee meeting agendas, and any director may raise subjects that are not on the agenda. Executive sessions of non-employee directors are held in conjunction with each regularly scheduled Board meeting and any director may suggest agenda items for the executive sessions. The chair of the executive session rotates among the chairs of the Board’s standing committees. Further, the non-employee directors may meet without management present at any other time.

Independent Compensation Committee.    The Compensation Committee consists entirely of independent directors who meet several times each year and annually evaluate the performance and set the compensation of the Chief Executive Officer and other senior management. The committee provides a full report of its activity to the entire Board.

Independent Communication.    The proponent argues that communication between shareholders and the Board is inhibited under General Dynamics’ current structure. This claim ignores the various methods of communication instituted by the Company to facilitate communication between any shareholder or interested party and the full Board, the non-employee directors or the Audit Committee. These methods of communication are discussed in greater detail on page 12 of this Proxy Statement.

Good governance is optimized by a strong board functioning independently within the strictures of law and regulations. Your Board of Directors believes that the Company’s continued superior performance illustrates that the combination of Chairman of the Board and Chief Executive Officer is currently the most effective leadership model for General Dynamics.

Your Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Shareholder Proposal – Corporate Political Contributions

(Proposal 6)

The Company has been advised by the Sisters of Mercy of the Americas, Regional Community of Detroit Charitable Trust, 29000 Eleven Mile Road, Farmington Hills, Michigan 48336-1405, owner of 1,500 shares of Common Stock, the Loretto Literary & Benevolent Institution, 590 East Lockwood, St. Louis, Missouri 63119-3279, owner of 400 shares of Common Stock, and the Sisters of the Holy Cross of Notre Dame, 302 Bertrand Hall – St. Mary’s, Notre Dame, Indiana 46556-5000, owner of 50 shares of Common Stock, that they intend to present the following shareholder proposal at the Annual Meeting. Ownership amounts have been adjusted to reflect the Stock Split. The Company is not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponents. The Company’s reasons for opposing the proposal are also presented below.

Proposal and Supporting Statement

Corporate Political Contributions and Trade Association Dues

General Dynamics – 06

Resolved: that the shareholders of General Dynamics (“Company”) hereby request that our Company provide a report, updated semi-annually, disclosing our Company’s:

1.	Policies and procedures for political contributions and expenditures, both direct and indirect, made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of our Company’s funds that are used for political contributions or expenditures as described above;
b.	Identification of the person or persons in our Company who participated in making the decisions to make political contribution or expenditure; and
c.	The internal guidelines or policies, if any, governing our Company’s political contributions and expenditures.

This report shall be presented to the Board of Directors’ audit committee or other relevant oversight committee and posted on our Company’s website to reduce costs to shareholders.

Supporting Statements

As long-term shareholders of General Dynamics, we support policies that apply transparency and accountability to corporate spending on political activities. Such disclosure is consistent with public policy and in the best interest of our Company’s shareholders.

Company executives exercise wide discretion over the use of corporate resources for political activities. These decisions involve political contributions called “soft money.” They also involve payments to trade associations and related groups used for political activities that media accounts call the “new soft money.” Most of these expenditures are not disclosed. In the 2002 election cycle, General Dynamics contributed at least $545,817 in soft money. (Center for Responsive Politics, http://www.opensecrets.org/softmoney/softcompl.asp?txtName=General+Dynamics ). In 2004, it gave $3,000 to independent political committees, known as 527s (Center for Pub- lic Integrity, http://www.publicintegrity.org/527/searchform.aspx?act=con&sec=searchorg ). However, its payments to trade associations used for political activities are undisclosed and unknown. This proposal asks General Dynamics to disclose its political contributions and payments to tax exempt organizations including trade associations.

The Bi-Partisan Campaign Reform Act of 2002 allows companies to contribute to 527s and to give to tax-exempt organizations that make political expenditures and contributions.

Absent a system of accountability, corporate executives are free to use company assets for political objectives that are not shared by and may be inimical to the interests of a company and its shareholders. Relying on publicly available data does not provide a complete picture of the company’s political expenditures. The company’s Board and shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Statement by the Board of Directors AGAINST the Shareholder Proposal

The Company is prohibited by U.S. federal law from contributing corporate funds to candidates for federal office or to political committees influencing federal elections, making this proposal irrelevant.

Our understanding of the spirit of this proposal, however, is that it may be seeking information regarding the political contributions made by the Company’s political action committee (PAC), which is funded through voluntary contributions by management-level employees. In accordance with the Federal Election Campaign Act of 1971, as amended, the Company regularly reports all PAC contributions and expenditures to the Federal Election Commission (FEC). The Company’s monthly FEC reports, which provide all receipts and disbursements, can be accessed via the FEC website at www.fec.gov. Therefore, because these political contributions and expenditures are already publicly available, this proposal appears to address a problem that does not exist.

The Company’s strong corporate governance process is reflected in the policies and procedures which shape our PAC. A committee of senior management employees administers the Company’s PAC. In conjunction with this committee’s oversight, Company PAC contributions are subject to a robust internal review process. Company PAC expenditures are reviewed to ensure they represent the best interests of the Company and its shareholders. Additionally, internal financial controls exist to ensure Company compliance with federally mandated contribution limits.

Your Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Shareholder Proposal – Sustainability Report

(Proposal 7)

The Company has been advised by the Office of the Comptroller of New York City, 1 Centre Street, New York, New York 10007-2341, which is the custodian and trustee of the New York City Police Pension Fund and the New York City Fire Department Pension Fund, and the custodian of the New York City Board of Education Retirement System, beneficial owner of 197,040 shares of Common Stock, 99,104 shares of Common Stock and 20,056 shares of Common Stock, respectively, that it intends to present the following shareholder proposal at the Annual Meeting. Ownership amounts have been adjusted to reflect the Stock Split. The Company is not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponents. The Company’s reasons for opposing the proposal are also presented below.

Proposal and Supporting Statement

SUSTAINABILITY REPORT

Whereas:

Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens are more likely to be accepted in their communities and to prosper long-term.

Sustainability refers to development that meets present needs without impairing the ability of future generations to meet their own needs. It includes “encouraging long lasting social well being in communities where [companies] operate, interacting with different stakeholders (e.g. clients, suppliers, employees, government, local communities, and non-governmental organizations) and responding to their specific and evolving needs, thereby securing a long-term ‘license to operate,’ superior customer and employee loyalty, and ultimately superior financial returns.” (Dow Jones Sustainability Group)

Globally, approximately 1,500 companies produce reports on sustainability issues (Association of Chartered Certified Accountants, www.corporate register.com), including more than half of the global Fortune 500 (KPMG International Survey of Corporate Responsibility Reporting 2005).

Ford Motor Company states, “sustainability issues are neither incidental nor avoidable—they are at the heart of our business.” American Electric Power has stated, “management and the Board have a fiduciary duty to carefully assess and disclose to shareholders appropriate information on the company’s environmental risk exposure.”

Global expectations regarding sustainability reporting are changing rapidly. The European Commission recommends corporate sustainability reporting, and listed companies in Australia, South Africa and France must now provide investors with information on their social and environmental performance.

RESOLVED: Shareholders request that the Board of Directors issue a sustainability report to shareholders, at reasonable cost, and omitting proprietary information, by September l, 2006.

Supporting Statement

The report should include the company’s definition of sustainability, as well as a company-wide review of company policies and practices related to long-term social and environmental sustainability.

We recommend that the company use the Global Reporting Initiative’s Sustainability Reporting Guidelines (“The Guidelines”) to prepare the report. The Global Reporting Initiative (www.globalreporting.org) is an international organization with representatives from the business, environmental, human rights and labor communities. The Guidelines provide guidance on report content, including performance in six categories (direct economic impacts, environmental, labor practices and decent work conditions, human rights, society, and product responsibility). The Guidelines provide a flexible reporting system that permits the omission of content that is not relevant to company operations. Over 700 companies use or consult the Guidelines for sustainability reporting.

Statement by the Board of Directors AGAINST the Shareholder Proposal

Your Board of Directors has determined that the Company’s current policies and practices concerning social, environmental and economic issues adequately address the concerns raised in this shareholder proposal. The Company recognizes that “sustainability” (which it defines as maintaining the trust and confidence of its shareholders, employees, customers, suppliers, governments and non-governmental organizations, as well as the communities in which it operates) is crucial to its continued growth and success. However, producing an additional report compiled simply to recount its efforts to preserve and protect that trust would be redundant to ongoing communications programs and the Board is therefore opposed to this proposal.

Maintaining Support from Stakeholders.    To ensure that it continues to enjoy the goodwill and cooperation of its stakeholders, the Company implements a variety of programs, efforts and initiatives. These efforts are all built on the guiding principles of integrity, honesty and respect established in the Company’s Standards of Business Ethics and Conduct, but each is unique in responding to the needs, sensitivities and desires of the communities addressed, as determined by the sponsoring business unit in a particular community.

These initiatives can be categorized into four groups – Charitable, Cultural, Educational and Environmental – based on the principal beneficiaries of each effort.

Charitable Initiatives.    In many of the communities in which the Company operates, it is the largest employer and among the largest contributors to combined charitable campaigns such as those implemented by the United Way. Total charitable contributions (employee contributions and Company matches) exceeded $1 million in at least four communities in 2005. Smaller monetary grants, in-kind contributions and volunteer support to food and clothing banks, housing assistance programs, specialized shelters for disadvantaged populations, hospice programs and other charitable organizations all benefit from Company and employee-sponsored efforts around the world.

Cultural and Educational Initiatives.    Support for Cultural and Educational institutions and initiatives is also abundant throughout the Company. Efforts range from the sponsorship of special exhibits at the National Gallery of Art and the National Museum for Women in the Arts in Washington, D.C., the Savannah (Georgia) Music Festival and Telfair Museum of Art, and the Benjamin Franklin Institute of Technology (Boston, Massachusetts); to volunteer reading-mentor, book-donation and science-fair programs in public schools; and to college-level scholarships, endowments and academic mentoring efforts at many colleges and universities around the country.

Environmental Initiatives.    Similarly, the Company has a strong record of appropriate stewardship and responsiveness to environmental requirements and concerns in and around its facilities. In Arizona, for example, a General Dynamics building was the first U.S. building of its type to meet the U.S. Green Building Council’s national standards for high-performance, sustainable buildings. In Maine, the Company transferred ownership of an 88-acre site to the Maine Inland Fish & Wildlife Service as part of a highly successful environmental mitigation effort through which, over the last five years, the area has been restored from a dry pasture to a vibrant, fresh tidal wetland. Additionally, the Company is an official partner in the U.S. Environmental Protection Agency’s Barrio Logan Environmental Justice Demonstration Project in San Diego, which brings federal, state and local agencies together with businesses and community groups to improve the air quality of the neighboring Barrio Logan and Logan Heights communities.

Current Sources of Information.    Evidence of these initiatives and other commitments to employees, partners and communities is abundantly available through a variety of public sources, thereby obviating the need for a special annual report on sustainability issues. The most accessible sources of information about the Company’s performance in these areas are the public Internet websites of its business units, community newsletters, Company news releases and published media reports that describe the Company’s charitable, cultural, educational and environmental activities in many of the communities in which it operates.

As demonstrated by these examples and many others, General Dynamics routinely conducts efforts that adequately address the social, environmental and economic concerns raised in the proposal. The Company recognizes that maintaining the trust and confidence of its shareholders, employees, customers, suppliers, governments and non-governmental organizations, as well as the communities in which it operates, is crucial to its continued growth and success, and believes that the public record accurately reflects that commitment.

The Board of Directors believes that the breadth of the Company, the number of programs encompassed and the individualized nature of each makes chronicling them in an annual report a time-consuming, expensive and unnecessary expenditure of Company resources.

Your Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Other Information

Additional Shareholder Matters

If any other matters properly come before the Annual Meeting, the individuals named in the enclosed proxy card will have discretionary authority to vote the shares they represent on those matters, except to the extent their discretion may be limited under Rule 14a-4(c) of the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, as well as persons who are beneficial owners of more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange, and to furnish the Company with copies of these forms. To the Company’s knowledge, based solely on its review of the copies of Forms 3, 4 and 5 submitted to it, the Company believes that all the officers and directors of the Company complied with all filing requirements imposed by Section 16(a) of the Exchange Act during 2005, except for Charles M. Hall who due to an administrative error inadvertently did not file in a timely manner a report regarding a grant of shares of restricted stock and stock options, and David A. Savner who due to an administrative error inadvertently did not file in a timely manner a report regarding three simultaneous stock option exercises. Currently, there are no persons who hold more than 10 percent of the Common Stock of the Company.

Shareholder Proposals for 2007 Annual Meeting of Shareholders

The 2007 annual meeting of shareholders is scheduled to be held on May 2, 2007, which is within 30 days of the anniversary date of the 2006 Annual Meeting. Accordingly, if you intend to present a proposal at the 2007 annual meeting, you must submit the proposal in writing and file it with the Corporate Secretary of the Company no later than December 1, 2006, in order for it to be considered for inclusion in the proxy materials to be distributed in connection with the 2007 annual meeting. The proposal, including any accompanying supporting statement, may not exceed 500 words.

If you intend to present a proposal at the 2007 annual meeting of shareholders that is not to be included in the proxy materials for the 2007 annual meeting, you must comply with the requirements established in the Company’s Bylaws. The Bylaws require that a shareholder submit a written notice to the Corporate Secretary of the Company. This notice must be received at the principal executive offices of the Company not less than 90 days, nor more than 120 days, before the anniversary of the preceding year’s annual meeting. However, in the event that the annual meeting is more than 30 days before or more than 70 days after the anniversary date, or other prior public disclosure of the date of the meeting, notice of the proposal must be received no more than 120 days, and not less than the later of 90 days before the annual meeting or 10 days after notice or public disclosure of the meeting date. Since the 2007 annual meeting of shareholders is scheduled for May 2, 2007, a shareholder must submit a proposal for consideration at the next annual meeting between the dates of January 3, 2007, and February 2, 2007.

Annual Report on Form 10-K

The Annual Report, which includes the Company’s Form 10-K, accompanies this Proxy Statement, but is not considered a part of the proxy solicitation material. The Company will furnish to any shareholder, without charge, a copy of its Annual Report for the year ended December 31, 2005, as filed with the Securities and Exchange Commission. A copy of this report can be obtained upon oral or written request to Investor Relations, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042, 703-876-3195. The Form 10-K and other public filings are also available through the Securities and Exchange Commission’s website at www.sec.gov and on the Company’s website at www.generaldynamics.com, under the “Investor Relations – SEC Filings” captions.

Delivery of Documents to Shareholders Sharing an Address

In accordance with a previous notice sent to eligible shareholders who share a single address where shares are held through the same nominee (e.g., all accounts are at the same brokerage firm), the Company will deliver only one Annual Report and Proxy Statement to that address unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report and/or this Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. For future deliveries, shareholders who share a single address can request that a separate copy of the Company’s annual report and/or proxy statement be sent to them. Similarly, if multiple copies of the annual report and proxy statement are being delivered to a single address, shareholders can request a single copy of the annual report and proxy statement for future deliveries. To make a request, please phone 703-876-3000 or write to David A. Savner, Corporate Secretary, General Dynamics Corporation, at the address in the preceding paragraph.

Falls Church, Virginia

March 31, 2006

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☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors		PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

1.	Election of Directors
		For	Withhold		For	Withhold		For	Withhold

	01- N.D. Chabraja	☐	☐	05 - J.L. Johnson	☐	☐	09 - D.J. Lucas	☐	☐

	02 - J.S. Crown	☐	☐	06 - G.A. Joulwan	☐	☐	10 - L.L. Lyles	☐	☐

	03 - W.P. Fricks	☐	☐	07 - P.G. Kaminski	☐	☐	11 - C.E. Mundy, Jr.	☐	☐

	04 - C.H. Goodman	☐	☐	08 - J.M. Keane	☐	☐	12 - R. Walmsley	☐	☐

B	Other Proposals

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.					THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 THROUGH 7.

		For	Against	Abstain			For	Against	Abstain

2.	Selection of Independent Auditors	☐	☐	☐	3.	Shareholder proposal with regard to Majority Vote Standard for Election of Directors	☐	☐	☐

					4.	Shareholder proposal with regard to Automatic Disqualification of Directors Who Fail to Receive a Majority of Affirmative Votes Cast	☐	☐	☐
	☐ I WILL BE ATTENDING THE MEETING AND REQUEST AN ADMISSION CARD				5.	Shareholder proposal with regard to Independent Board Chairman	☐	☐	☐

					6.	Shareholder proposal with regard to Corporate Political Contributions	☐	☐	☐

TO VOTE BY MAIL, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.					7.	Shareholder proposal with regard to Sustainability Report	☐	☐	☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE:	PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR IN ANY OTHER REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE AS SUCH.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

	1 U P X	+

PROXY - GENERAL DYNAMICS CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 3, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned hereby appoints NICHOLAS D. CHABRAJA and DAVID A. SAVNER, and each of them, as proxy or proxies, with full power of substitution, to vote all shares of common stock, par value $1.00 per share, of GENERAL DYNAMICS CORPORATION, a Delaware corporation, that the undersigned is entitled to vote at the 2006 Annual Meeting of Shareholders, and at any adjournment or postponement thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the annual meeting, all as more fully described in the Proxy Statement for the 2006 Annual Meeting of Shareholders.

THIS PROXY WHEN PROPERLY EXECUTED AND TIMELY RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES NAMED ABOVE, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED BUT NO DIRECTION IS MADE HEREON, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 THROUGH 7.

DIRECT DEPOSIT NOTICE

General Dynamics Corporation and Computershare remind you of the opportunity to have your quarterly dividends electronically deposited into your checking or savings account. The main benefit of direct deposit to you is knowing that your dividends are in your account on the payable date.

Telephone inquiries regarding your stock, including registration for direct deposit of dividends, should be made to Computershare’s automated Toll-Free Telephone Response Center at 1-800-519-3111.

General Dynamics Corporation encourages you to take advantage of one of the convenient ways by which you can vote your shares for matters to be covered at the 2006 Annual Meeting of Shareholders. You can vote your shares electronically through the Internet or by telephone, either of which eliminates the need to return the proxy card. If you do not wish to vote through the Internet or by telephone, you can vote by mail by following the instructions on the proxy card on the reverse side.

Telephone and Internet Voting Instructions

You can vote by telephone or Internet. Available 24 hours a day 7 days a week.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone	To vote using the Internet

•      Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. Outside the United States or Canada, call 1-781-575-2300. There is NO CHARGE to you for the call.

• Go to the following web site: WWW.COMPUTERSHARE.COM/ EXPRESSVOTE

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card unless you are revoking an earlier submitted proxy.

THE TELEPHONE AND INTERNET VOTING FACILITIES CLOSE AT 11:59 P.M., EASTERN TIME, ON MAY 2, 2006.